UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KLA-Tencor Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 15, 2007

To the Stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the “Company”), a Delaware corporation, will be held on Thursday, November 15, 2007 at 1:00 P.M., local time, in Multipurpose Rooms East and West in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect three Class III Directors to each serve for a three-year term, each until his successor is duly elected.

2.	To approve an amendment to the Company’s 2004 Equity Incentive Plan (the “2004 Equity Plan”) to (a) increase the number of shares reserved for issuance under the 2004 Equity Plan by 8,500,000 shares, (b) expand and reapprove the list of corporate performance goals to which the vesting of certain awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, and (c) effect a series of technical revisions to the plan in order to address recent tax and accounting developments affecting the administration of the plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on October 2, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Richard P. Wallace
Chief Executive Officer
Milpitas, California

October 11, 2007

All stockholders are cordially invited to attend the Annual Meeting in person; however, to assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy card or voted by telephone or via the Internet.

ANNUAL MEETING OF STOCKHOLDERS

OF

KLA-TENCOR CORPORATION

To be held on November 15, 2007

PROXY STATEMENT

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING

Why am I receiving these materials?

The Board of Directors of KLA-Tencor Corporation (“KLA-Tencor,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA-Tencor’s Annual Meeting of Stockholders to be held on Thursday, November 15, 2007 at 1:00 P.M. local time. As a stockholder of record, you are invited to attend the Annual Meeting, which will be held in Multipurpose Rooms East and West in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with the Company’s Annual Report for fiscal year 2007, were first mailed on or about October 11, 2007 to all stockholders entitled to vote at the Annual Meeting. KLA-Tencor’s principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

How may I obtain KLA-Tencor’s Annual Report?	A copy of our Annual Report on Form 10-K for fiscal year 2007 is available free of charge on the Internet from the Securities and Exchange Commission’s website at http://www.sec.gov, as well as on our website at http://ir.kla-tencor.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who may vote at the Annual Meeting?

You may vote if our records showed that you owned shares of KLA-Tencor Common Stock as of October 2, 2007 (the “Record Date”). At the close of business on that date, we had a total of 182,147,118 shares of Common Stock issued and outstanding, which were held of record by approximately 752 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

What proposals are being voted on at the Annual Meeting?

In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following three proposals will be presented at the Annual Meeting:

1.      Election of three Class III Directors to each serve for a three-year term;

2.      Approval of an amendment to the Company’s 2004 Equity Incentive Plan (the “2004 Equity Plan”) to (a) increase the number of shares reserved for issuance under the 2004 Equity Plan by 8,500,000 shares, (b) expand and reapprove the list of corporate performance goals to which the vesting of certain awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, and (c) effect a series of technical revisions to the plan in order to address recent tax and accounting developments affecting the administration of the plan; and

3.      Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008.

How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in accordance with the instructions described below. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your shares in the following ways:

1.      By Telephone: Use the toll-free telephone number provided on the proxy card prior to 11:59 P.M. EST on November 14, 2007 (specific instructions for using the telephone voting system are on the proxy card);

2.      By Internet: Use the Internet voting site listed on the proxy card prior to 11:59 P.M. EST on November 14, 2007 (specific instructions for using the Internet voting system are on the proxy card);

3.      By Mail: Complete, sign, date and mail the proxy card in the postage paid envelope that we have provided, for delivery to the Company prior to 11:59 P.M. EST on November 14, 2007 (specific instructions for mailing are on the proxy card); or

4.      In Person: Attend the Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by mail, telephone or Internet without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the nominees listed herein for the Board of Directors), FOR Proposal Two (the approval of an increase to the number of shares reserved under the Company’s 2004 Equity Incentive Plan), and FOR Proposal Three (the ratification of our independent registered public accounting firm). When proxies are properly dated, executed and returned (whether by returned proxy card, telephone or Internet), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

How may I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Can I change my vote?

You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:

•     Advise our General Counsel in writing at our principal executive office, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

•     Deliver proxy instructions dated after your earlier proxy instructions as follows:

a.      By Phone: Use the toll-free telephone number provided on the proxy card to vote again prior to 11:59 P.M. EST on November 14, 2007 (specific instructions for using the telephone voting system are on the proxy card);

b.      By Internet: Use the Internet voting site listed on the proxy card to vote again prior to 11:59 P.M. EST on November 14, 2007 (specific instructions for using the Internet voting system are on the proxy card);

c.      By Mail: Complete, sign and date another proxy card bearing a later date and deliver such proxy card prior to 11:59 P.M. EST on November 14, 2007 (specific instructions for mailing are on the proxy card); or

d.      In Person: Attend the Annual Meeting and vote your shares in person.

Who will bear the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. KLA-Tencor has retained the services of D.F. King & Company to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $8,500.00 for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

Can my broker vote my shares if I do not instruct him or her how I would like my shares voted?	Yes. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on Proposal One (Election of Directors), Proposal Two (Approval of Amendment to 2004 Equity Incentive Plan) and Proposal Three (Ratification of Independent Registered Public Accounting Firm).

Are abstentions and broker non-votes counted?

Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).

Since abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of Directors), abstentions will have the same effect as a vote against the proposal (other than the election of Directors).

Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that stockholders vote as follows:

1.      “FOR” the election of the three nominated Class III Directors to the Board of Directors: Edward W. Barnholt, Stephen P. Kaufman and Richard P. Wallace, the Company’s Chief Executive Officer;

2.      “FOR” the approval of an amendment to the 2004 Equity Plan to (a) increase the number of shares reserved for issuance under the 2004 Equity Plan by 8,500,000 shares, (b) expand and reapprove the list of corporate performance goals to which the vesting of certain awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, and (c) effect a series of technical revisions to the plan in order to address recent tax and accounting developments affecting the administration of the plan; and

3.      “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007.

Will any other business be transacted at the Annual Meeting?	We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

What happens if the Annual Meeting is adjourned or postponed?	If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

Why is the Company holding two Annual Meetings during 2007?

As a result of our discovery that we had retroactively priced stock options (primarily from July 1, 1997 to June 30, 2002) and had not accounted for them correctly, we restated our historical financial statements to correct our past accounting for retroactively priced stock options. Due to the restatements, the filing of our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 was delayed until January 29, 2007. As a result, because we could not schedule our annual meeting until that filing was completed and available for mailing to our stockholders, we had to delay the annual meeting that would typically have been held in November 2006 until March 29, 2007.

The Annual Meeting that is the subject of this Proxy Statement is the Company’s regularly scheduled annual meeting for the fiscal year ended June 30, 2007.

Can I present other business to be transacted at the Annual Meeting?	Any stockholder may present a matter from the floor for consideration at a meeting of stockholders so long as certain procedures are followed. Under our bylaws, as amended, a stockholder notice must ordinarily be received by KLA-Tencor (Attention: General Counsel) at least 120 days prior to the anniversary of the mailing date of the prior year’s proxy statement. The deadline for submitting a stockholder notice with respect to the Annual Meeting, as provided in the proxy statement that we filed with the Securities and Exchange Commission on February 27, 2007, was September 9, 2007. For the annual meeting for the fiscal year ending June 30, 2008, a stockholder notice must be received by KLA-Tencor (Attention: General Counsel) no later than June 13, 2008.

What is required in a stockholder’s notice to present other business to be transacted?

The stockholder’s notice must set forth, as to each proposed matter, the following:

1.      A brief description of the proposed matter and reasons for conducting such business at the meeting;

2.      Name and address of the stockholder, as they appear on KLA-Tencor’s books;

3.      The class and number of shares of KLA-Tencor that are beneficially owned by the stockholder;

4.      Any material interest of the stockholder in such business; and

5.      Any other information that is required to be provided by such stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Can I still present other business to be transacted if my notice is deficient?	If the stockholder notice is not in compliance with the requirements set forth in our bylaws, the presiding officer of the meeting may refuse to acknowledge the matter.

What is the deadline for stockholder proposals in connection with the next Annual Meeting?

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and the provisions of our bylaws. We must receive stockholder proposals that are intended to be presented by such stockholders at our next Annual Meeting of Stockholders (related to our fiscal year ending June 30, 2008) no later than June 13, 2008 to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

Stockholder proposals that are not intended to be included in our proxy materials for such meeting, but that are to be presented by the stockholder from the floor are subject to the advance notice provisions set forth above under “Can I present other business to be transacted at the Annual Meeting?” and other requirements set forth in the proxy rules established by the SEC and the provisions of our bylaws.

How may I obtain a copy of KLA-Tencor’s Bylaws?	For a free copy of KLA-Tencor’s bylaws, please contact our Investor Relations department at (408) 875-3600 or visit our website at http://ir.kla-tencor.com and fill out a request form. A copy of our bylaws is also available free of charge on the Internet from the SEC’s website at http://www.sec.gov.

What should I do if I receive more than one set of voting materials?	You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, calling our Investor Relations department at (408) 875-3600 or via our website at http://ir.kla-tencor.com.

May I get additional copies of these materials?	Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3600.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company has a classified Board of Directors with three classes. At each annual meeting, a class of Directors is elected for a full term of three years to succeed those Directors whose terms expire at the annual meeting. At this Annual Meeting, the terms of the Class III Directors are expiring. If there is a nominee for a class other than the class which is up for election, such nominee, upon election, is added to the designated class and serves out the remainder of the term for that class.

The four incumbent Class I Directors are Robert M. Calderoni, John T. Dickson, Kevin J. Kennedy and Lida Urbanek. The Class I Directors will serve until the annual meeting of stockholders to be held in 2008 or until their respective successors are duly elected and qualified.

The three incumbent Class II Directors are H. Raymond Bingham, Robert T. Bond and David C. Wang. The Class II Directors will serve until the annual meeting of stockholders to be held in 2009 or until their respective successors are duly elected and qualified.

The three incumbent Class III Directors are Edward W. Barnholt, Stephen P. Kaufman and Richard P. Wallace. They are up for re-election at the Annual Meeting.

Nominees

The term of the three current Class III Directors will expire on the date of the Annual Meeting. The three Class III Directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent Directors as determined under the rules of The Nasdaq Stock Market, recommended the Class III Director nominees, each of whom is an incumbent Director, as set forth in this Proposal One. Based on that recommendation, the members of the Board of Directors unanimously resolved to nominate such individuals for election.

The three nominees for election as Class III Directors by the stockholders are:

•     Edward W. Barnholt;

•     Stephen P. Kaufman; and

•     Richard P. Wallace.

If elected, the nominees for Class III Directors will serve as Directors until the Company’s annual meeting of stockholders in 2010, each until his successor is duly elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board of Directors may designate. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or who will decline to serve as a Director.

Vote Required and Recommendation	If a quorum is present and voting, the three nominees for Class III Directors receiving the highest number of affirmative votes will be elected as Class III Directors. Votes withheld from any Director and broker non-votes are counted for purposes of determining the presence or absence of a quorum but have no other legal effect on the selection of nominees for Directors. Anyone who is elected as a Director in any uncontested election by a plurality and not a majority of votes cast will promptly tender his or her resignation to the Board of Directors, subject to acceptance, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors which the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board of Directors will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board of Directors regarding his or her resignation.

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES, WITH THE DIRECTORS WHO ARE NOMINEES ABSTAINING.

	INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES

	The following table sets forth certain information with respect to the Company’s Board of Directors as of the date of this Proxy Statement:

	Principal Occupation of Board Members During the Past Five Years	Age
Nominees for Election as Class III Directors

Edward W. Barnholt	Edward W. Barnholt has been a Director of KLA-Tencor since 1995, and was named Chairman of the Board of Directors of KLA-Tencor in October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc. (“Agilent”) and from November 2002 to March 2005, he was Chairman of the Board of Directors of Agilent. On March 1, 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard Company in 1993 and Executive Vice President in 1996. Mr. Barnholt also serves on the Boards of Directors of Adobe Systems Incorporated and eBay Inc. He also serves on the Board of Trustees of the Packard Foundation and the Boards of Directors of The Tech Museum of Innovation and Silicon Valley Leadership Group.	64

Stephen P. Kaufman	Stephen P. Kaufman has been a Director of KLA-Tencor since November 2002. Mr. Kaufman has been a Senior Lecturer at the Harvard Business School since January 2001. He was a member of the Board of Directors of Arrow Electronics, Inc. (“Arrow”) from 1984 to May 2003. From 1986 to June 2000, he was Chief Executive Officer of Arrow. From 1985 to June 1999, he was also Arrow’s President. From 1994 to June 2002, he was Chairman of the Board of Directors of Arrow. Mr. Kaufman also serves on the Boards of Directors of Harris Corporation and Thermo Fisher Scientific Inc.	65

	Principal Occupation of Board Members During the Past Five Years	Age
Nominees for Election as Class III Directors

Richard P. Wallace	Richard P. Wallace has been a Director and the Chief Executive Officer of KLA-Tencor since January 2006. Mr. Wallace was President and Chief Operating Officer from July 2005 through December 2005. He was Executive Vice President of the Customer Group from May 2004 to July 2005. Mr. Wallace was Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. From July 1999 to June 2000, he was the Group Vice President for Lithography and Films. From April 1998 to June 1999, he was Vice President and General Manager of the Mirage Group. From 1995 to March 1998, Mr. Wallace was Vice President and General Manager of the Wisard division. He currently serves as a member of the Board of Directors of Semiconductor Equipment and Materials International (SEMI), an industry trade association. Mr. Wallace joined KLA-Tencor in 1988 as an applications engineer. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses upon his graduation.	47

Class I Directors

Robert M. Calderoni	Robert M. Calderoni has been a Director of KLA-Tencor since March 2007. He has served as Chairman of the Board of Directors of Ariba, Inc. since July 2003 and as Chief Executive Officer and a Director of Ariba since 2001. From 2001 to 2004, Mr. Calderoni also served as Ariba’s President and, before that, as Ariba’s Executive Vice President and Chief Financial Officer. From 1997 to 2001, he served as Chief Financial Officer at Avery Dennison Corporation. He is also a member of the Board of Directors of Juniper Networks, Inc.	47

John T. Dickson	John T. Dickson has been a Director of KLA-Tencor since May 2007. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a position he held from August 2000 until October 2005. Prior to that, he held positions as the Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; Chairman and Chief Executive Officer of Shographics, Inc.; and President and Chief Executive Officer of Headland Technology Inc. Mr. Dickson is also a member of the Boards of Directors of National Semiconductor Corporation, Mettler-Toledo International Inc. and Frontier Silicon, Ltd.	61

	Principal Occupation of Board Members During the Past Five Years	Age
Class I Directors

Kevin J. Kennedy	Kevin J. Kennedy has been a Director of KLA-Tencor since May 2007. Mr. Kennedy has been the Chief Executive Officer of JDS Uniphase Corporation since September 2003 and has served as a member of the Board of Directors of JDS Uniphase since November 2001. From August 2001 to September 2003, Mr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc. Prior to joining Openwave, Mr. Kennedy served seven years at Cisco Systems, Inc., most recently as Senior Vice President of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. Mr. Kennedy also serves on the Board of Directors of Rambus Corporation.	51

Lida Urbanek	Lida Urbanek has been a Director of KLA-Tencor since April 1997. Ms. Urbanek is a private investor. She was a Director of Tencor Instruments from August 1991 until April 1997 (when it was merged into KLA-Tencor).	64

Class II Directors

H. Raymond Bingham	H. Raymond Bingham has been a Director of KLA-Tencor since August 2000. Since November 2006, Mr. Bingham has been a managing director of General Atlantic LLC, a global private equity firm, and head of the firm’s Palo Alto office. Mr. Bingham served as President and Chief Executive Officer of Cadence Design Systems, Inc. (“Cadence”) from April 1999 to April 2004. He was the Executive Chairman of the Board of Directors of Cadence from May 2004 to July 2005 and was a Director of Cadence from November 1997 to July 2005. From 1993 to April 1999, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Cadence. Mr. Bingham also serves on the Boards of Directors of Flextronics International Ltd., Oracle Corporation and STMicroelectronics N.V.	61

Robert T. Bond	Robert T. Bond has been a Director of KLA-Tencor since August 2000. From April 1996 to January 1998, Mr. Bond served as Chief Operating Officer of Rational Software Corporation. Prior to that, he held various executive positions at Rational Software Corporation. Mr. Bond was employed by Hewlett-Packard Company from 1967 to 1983 and held various management positions during his tenure there. Mr. Bond also serves on the Board of Directors of MontaVista Software.	64

	Principal Occupation of Board Members During the Past Five Years	Age
Class II Directors

David C. Wang	David C. Wang has been a Director of KLA-Tencor since May 2006. Mr. Wang has served as President, Boeing-China, of The Boeing Company (“Boeing”) since 2002. Prior to joining Boeing, he spent 22 years at General Electric Company (“GE”), where he worked in various capacities, including most recently as Chairman and Chief Executive Officer of GE China. In addition, Mr. Wang served in executive positions with GE in Singapore, Malaysia and Mexico. Prior to joining GE, Mr. Wang held various engineering positions at Emerson Electric Co. He currently resides in Beijing and also serves on the Beijing International MBA Program Advisory Board at Beijing University and the Western Academy of Beijing Education Foundation.	63

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN

Our stockholders are being asked to approve an amendment to our 2004 Equity Incentive Plan (the “2004 Equity Plan”) that will (i) increase the maximum number of shares of our Common Stock authorized for issuance over the term of the plan by an additional 8,500,000 shares from 12,500,000 to 21,000,000 shares, (ii) expand and reapprove the list of corporate performance goals to which the vesting of certain awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) effect a series of technical revisions to the plan in order to address recent tax and accounting developments affecting the administration of the plan.

We rely significantly on equity incentives to attract and retain key employees and other personnel essential to our long-term growth and future success and believe that such incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. The proposed share increase will assure that a sufficient reserve of Common Stock remains available under the 2004 Equity Plan to allow us to continue to provide equity incentives to our key personnel on a competitive level.

The expansion and reapproval of the performance goals under the plan will allow us to continue to award equity incentives with meaningful performance milestones that will qualify as performance-based compensation, under Section 162(m) of the Code. Awards which so qualify will not be subject to the $1 million per person limitation on the income tax deductibility of compensation paid to certain executive officers that would otherwise be imposed under Section 162(m) of the Code.

The 2004 Equity Plan was approved by our stockholders on October 18, 2004 and became effective on such date. The 2004 Equity Plan replaced our 1982 Stock Option Plan and 2000 Nonstatutory Stock Option Plan (collectively, the “Replaced Plans”) and supplemented our 1998 Outside Director Option Plan. The share reserve of the 2004 Equity Plan includes approximately 1,500,000 shares transferred to the plan upon the expiration or forfeiture of options that were previously outstanding under the Replaced Plans. Our Board of Directors has approved the amendment to the 2004 Equity Plan that is the subject of this Proposal Two, subject to the approval of the Company’s stockholders at the Annual Meeting.

As of September 30, 2007, options to purchase 16,888,399 shares of common stock were outstanding, in the aggregate, under all Company plans, with a weighted-average exercise price of $42.70 and a weighted-average remaining term of 5.29 years. Also, as of September 30, 2007, 3,542,750 shares of unvested restricted stock and stock units were outstanding, in the aggregate, under all Company plans. As of September 30, 2007, 1,643,959 shares remained available for grant under the 2004 Equity Plan, and 1,472,299 shares remained available for grant under the Company’s 1998 Outside Director Option Plan. If the proposed amendments are approved, the 2004 Equity Plan will have an estimated 10,143,959 shares remaining available for grant.

The following is a summary of the material terms and provisions of the 2004 Equity Plan, as amended. The summary, however, does not purport to be a complete description of all the provisions of the 2004 Equity Plan, and is subject to, and qualified in its entirety by, the provisions of the 2004 Equity Plan. A copy of the actual plan document is attached as Appendix A to this Proxy Statement.

SUMMARY OF THE 2004 EQUITY INCENTIVE PLAN

General	The purposes of the 2004 Equity Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to our employees, Board members and consultants, and promote the success of our business.

Administration	The 2004 Equity Plan may be administered by our Board of Directors or by a committee of Board members appointed by our Board (the “Administrator”). Subject to the provisions of the 2004 Equity Plan, the Administrator has the authority to: (i) interpret the plan and apply its provisions; (ii) establish, amend or rescind rules and regulations relating to the 2004 Equity Plan; (iii) select the persons to whom awards are to be made; (iv) subject to individual fiscal year limits applicable to each type of award, determine the number of shares or equivalent units to be made the subject of each award; (v) determine when and to what extent awards are to be made; (vi) determine the terms and conditions applicable to awards generally and to each individual award (including the provisions of the award agreement to be entered into between the Company and the participant); (vii) amend any outstanding award subject to applicable legal restrictions (except that repricing of outstanding options or stock appreciation rights will generally require stockholder approval, as indicated below); (viii) approve the forms of agreement to evidence the awards made under the plan; (ix) allow participants to satisfy withholding tax obligations by electing to have us withhold from the shares otherwise issuable upon the exercise, vesting or settlement of an award that number of shares (or cash equivalent) with a fair market value equal to the minimum amount of taxes required to be withheld; and (x) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2004 Equity Plan. All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of awards under the 2004 Equity Plan and on all persons deriving their rights therefrom.

Types of Awards	The following types of awards may be made under the 2004 Equity Plan: incentive stock options under Section 422 of the Code, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance shares, performance units and deferred stock units. The principal features of each such award are described in more detail below.

Plan Reserve and Shares Counted Against Such Reserve	The maximum number of shares of Common Stock authorized for issuance over the term of the plan is limited to 21,000,000 shares, including the 8,500,000-share increase for which stockholder approval is sought as part of this Proposal. Such shares may be drawn from shares of our authorized but unissued shares or, with the approval of our Board of Directors, from shares reacquired by us, including shares repurchased on the open market. Any shares issued under the 2004 Equity Plan pursuant to a restricted stock unit, performance share or performance unit award will reduce the total number of shares available for issuance under the plan at the rate of 1.8 shares for every one share issued pursuant to such award, unless those shares are issued for a cash consideration per share equal to 100% of the fair market value of our Common Stock on the award date.

Shares subject to any outstanding awards under the plan that expire or otherwise terminate before those shares are issued will be available for subsequent awards. Unvested shares issued under the plan that either are forfeited by the participants or repurchased by us (at not more than the original exercise or issue price paid per share) pursuant to our repurchase rights under the plan will be added back to the number of shares reserved for issuance under the plan and will accordingly be available for subsequent issuance.

Should the exercise price of an option or other stock purchase right under the plan be paid with shares of our Common Stock, then the authorized reserve under the plan will be reduced only by the net number of new shares issued under the award. Upon the exercise of any SAR granted under the plan, the share reserve will only be reduced by the net number of shares actually issued upon such exercise, and not by the gross number of shares as to which such SAR is exercised.

Should shares of Common Stock otherwise issuable under the plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or settlement of an award under the plan, then the number of shares of Common Stock available for issuance under the plan will be reduced only by the net number of shares actually issued after such share withholding.

As of August 31, 2007, 3,689,799 shares of our Common Stock were subject to outstanding options under the 2004 Equity Plan, 3,581,216 shares were subject to outstanding RSU or performance share awards, 828,053 had been issued, and 10,035,959 shares remained available for future award under the 2004 Equity Plan, after taking into account the 8,500,000-share increase for which stockholder approval is sought as part of this Proposal.

Eligibility	Awards may be granted to our employees, consultants and members of our Board of Directors. Incentive stock options may only be granted to employees. As of August 31, 2007, all five of the Company’s executive officers, all nine of the Company’s non-employee members of the Board and approximately 6,000 other employees were eligible to participate in the 2004 Equity Plan.

Code Section 162(m) Performance Goals	To assure that the compensation attributable to one or more awards of restricted stock units, performance shares, performance units or deferred stock units made under the plan will qualify as performance-based compensation for purposes of Section 162(m) of the Code, the Administrator has the authority to structure one or more of those awards so that they will vest only if certain pre-established corporate performance goals are attained. Awards which qualify as such performance-based compensation will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer that is otherwise imposed under Section 162(m).

At the Administrator’s discretion, one or more of the following performance goals may be utilized for purposes of such performance vesting: (i) total stockholder return; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or annual revenue targets; (vi) return on assets, equity or sales; (vii) cash flow, operating cash flow or cash position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to our business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base. The performance goals set forth in item (iv) and in items (viii) through (xvi) may only be used for purposes of structuring performance-based awards under Section 162(m) of the Code if this Proposal Two is approved by the stockholders at the Annual Meeting.

Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws or regulations affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; (F) the operations of any business we acquire; (G) divestiture of one or more business operations or the assets thereof; and (H) any other adjustment consistent with the operation of the plan.

Shareholder approval of this proposal will also constitute approval of the foregoing list of performance goals for purposes of Section 162(m) of the Code. Accordingly, any deductions to which we would otherwise be entitled with respect to any restricted stock unit, performance share, performance unit or deferred stock unit awards with vesting tied to the attainment of one or more of those approved performance goals will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m).

No vesting requirements tied to the attainment of performance objectives may be waived or accelerated with respect to awards that are intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

Restricted Stock Unit and Performance Share 162(m) Share Limit	No participant may be granted in any one fiscal year restricted stock units or performance shares for more than 200,000 shares in the aggregate, except that in the fiscal year the participant commences service with us, he or she may receive such awards for up to 600,000 shares in the aggregate. Shareholder approval of this proposal will also constitute approval of the 200,000 and 600,000 share limitations for purposes of Section 162(m) of the Code. Such share limitations will assure that any deductions to which we would otherwise be entitled with respect to any restricted stock unit or performance share awards with vesting tied to the attainment of one or more of the performance milestones specified above will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m).

Grant of Restricted Stock Units	Subject to the terms and conditions of the 2004 Equity Plan, restricted stock units may be granted to our employees, consultants and Board members at any time and from time to time at the discretion of the Administrator. Subject to the 162(m) share limits set forth above, the Administrator will have complete discretion to determine (i) the number of shares subject to each restricted stock unit award and (ii) the vesting provisions in effect for that award, which will typically be based on continued service but may include a performance-based component. Until the shares are actually issued following the vesting of the award, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the underlying shares.

Restricted Stock Unit Award Agreement	Each restricted stock unit award will be evidenced by an agreement that will specify the cash consideration (if any) payable per underlying share of Common Stock, the applicable vesting schedule and such other terms and conditions as the Administrator will determine.

Grant of Performance Shares	Subject to the terms and conditions of the 2004 Equity Plan, performance share awards may be made to our employees and consultants at any time and from time to time as will be determined at the discretion of the Administrator. Subject to the 162(m) share limits set forth above, the Administrator will have complete discretion to determine (i) the number of shares of our Common Stock subject to each performance share award and (ii) the vesting provisions in effect for that award, which will typically be based on achievement of performance milestones but may also include a service-based component.

Performance Share Award Agreement	Each performance share award will be evidenced by an agreement that will specify the cash consideration (if any) payable per underlying share of Common Stock, the applicable vesting schedule and such other terms and conditions as the Administrator will determine.

Grant of Performance Units	Performance units are similar to performance shares, except that they will be settled in a cash amount equal to the fair market value of the underlying shares of our Common Stock as measured as of the vesting date. The shares available for issuance under the 2004 Equity Plan will not be diminished as a result of the cash settlement of performance unit awards.

Performance Unit Award Agreement	Each performance unit grant will be evidenced by an agreement that will specify the applicable vesting schedule and such other terms and conditions as the Administrator will determine. However, no participant will be granted a performance unit award in excess of $1 million in any fiscal year, except that an award of up to $3 million may be made to a participant in the fiscal year in which he or she commences service with us. Shareholder approval of this proposal will also constitute approval of the $1 million and $3 million limitations for purposes of Section 162(m) of the Code. Such dollar limitations will assure that any deductions to which we would otherwise be entitled with respect to any performance unit awards with vesting tied to the attainment of one or more of the performance milestones specified above will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m).

Deferred Stock Units	A deferred stock unit award will consist of a restricted stock unit, performance share or performance unit award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator in compliance with the applicable requirements of Section 409A of the Code. Deferred stock units are subject to the same individual annual limits that apply to each type of award.

Terms and Conditions of Options	Each option granted under the 2004 Equity Plan will be evidenced by a written stock option agreement between the optionee and us that is subject to the following terms and conditions:

a. Exercise Price. The exercise price may not be less than the fair market value of our Common Stock on the grant date of the option.

b.      Form of Consideration. The exercise price may be paid in cash or by check or with other shares of our Common Stock owned by the optionee or through a special sale and remittance procedure pursuant to which the optionee makes an immediate sale of the purchased shares and remits a portion of the sale proceeds to us in payment of the exercise price and any applicable withholding taxes.

c.      Exercise of the Option. Each stock option agreement will specify the term of the option and the date or dates when the option is to become exercisable. However, in no event will an option granted under the 2004 Equity Plan have a term in excess of 10 years.

d.      Termination of Employment. If an optionee’s employment terminates for any reason (other than death or permanent disability), all options held by such optionee under the 2004 Equity Plan will expire upon the earlier of (i) the expiration of the limited post-employment exercise period set forth in his or her option agreement or (ii) the expiration date of the option term. The optionee may, at any time before the applicable expiration date, exercise the option for all or any part of the shares for which that option was exercisable at the time of his or her termination of employment.

e.      Permanent Disability. If an optionee is unable to continue employment with us as a result of permanent and total disability (as defined in the Code), all options held by such optionee under the 2004 Equity Plan will expire upon the earlier of (i) 12 months after the termination date of the optionee’s employment or (ii) the expiration date of the option term. The optionee may, at any time before the applicable expiration date, exercise the option for all or any part of the shares for which that option was exercisable at the time of his or her termination of employment.

f.       Death. If an optionee dies while employed by us, his or her options will expire upon the earlier of (i) 12 months after the date of his or her death or (ii) the expiration date of the option term. The executor or other legal representative of the optionee may, at any time before the applicable expiration date, exercise the option for all or any part of the option shares.

g.      Extension. If at any time during the applicable post-employment exercise period, the exercise of an option or the sale of the underlying shares cannot be effected in compliance with applicable securities laws or regulations, then such exercise period shall be extended by the period of time for which such exercise or sale was precluded, but in no event beyond the expiration date of the maximum option term.

h.      ISO Limitation. If the aggregate fair market value of all shares of Common Stock for which an optionee’s incentive stock options first become exercisable during any calendar year exceeds $100,000, then the excess will be treated and taxed as nonstatutory options.

i. Other Provisions. The stock option agreement may contain terms, provisions and conditions that are not inconsistent with the 2004 Equity Plan as determined by the Administrator.

Option and SAR 162(m) Share Limit	No participant may be granted stock options and SARs for more than 400,000 shares of our Common Stock in the aggregate in any fiscal year, except that options and SARs covering up to 1,200,000 shares in the aggregate may be granted to the participant in the fiscal year in which he or she commences service with us. Shareholder approval of this proposal will also constitute approval of the 400,000 and 1,200,000 share limitations for purposes of Section 162(m) of the Code. Such share limitations will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or SARs granted under the plan will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer that would otherwise be imposed under Section 162(m).

Exercise Price and Other Terms of Stock Appreciation Rights	The exercise price of SARs may not be less than the fair market value of the Common Stock on the grant date. The Administrator, subject to the provisions of the 2004 Equity Plan (including the 162(m) share limits referred to above and the exercise price restrictions), will have complete discretion to determine the terms and conditions of SARs granted under the 2004 Equity Plan.

Payment of Stock Appreciation Right Amount	Upon exercise of a SAR, the participant will be entitled to receive a payment in an amount equal to the product of (X) the amount by which the fair market value per share of our Common Stock on the exercise date exceeds the exercise price per share for that SAR and (Y) the number of shares as to which the SAR is exercised.

Payment upon Exercise of Stock Appreciation Right	At the discretion of the Administrator, the payment due upon the exercise of the SAR may be made in cash, shares of our Common Stock or a combination thereof. To the extent that a SAR is settled in cash, the shares available for issuance under the 2004 Equity Plan will not be diminished as a result of the cash settlement.

Stock Appreciation Right Agreement	Each SAR grant will be evidenced by an agreement that will specify the exercise price, the term of the SAR, the vesting schedule and such other terms and conditions as the Administrator may, in its sole discretion, determine.

Expiration of Stock Appreciation Rights	SARs granted under the 2004 Equity Plan expire as determined by the Administrator, but in no event later than ten (10) years from date of grant. No SAR may be exercised by any person after its expiration date.

Valuation	Our Common Stock is listed on the Nasdaq Global Select Market. Accordingly, the fair market value of our Common Stock on any relevant date will be deemed to be equal to the closing selling price per share of our Common Stock (or the closing bid if no sales were reported) on that date. On August 31, 2007, the fair market value of our Common Stock determined on such basis was $57.47 per share.

No Repricing

The 2004 Equity Plan prohibits the reduction of the exercise price of an outstanding option or SAR, including a repricing by way of an exchange for another award under the plan, unless stockholder approval of the repricing is obtained.

We have not engaged in any repricing programs which have resulted in a reduction to the exercise price of outstanding options or SARs under the plan. However, during the 2007 fiscal year, we completed an investigation of our past equity award practices and concluded that certain stock options awarded under the 2004 Equity Plan were retroactively priced in that the exercise price of each such option was based on the fair market value of our Common Stock on a date earlier than the actual measurement date determined for that option for financial accounting purposes. As a result, the affected options were determined to have been granted with below-market exercise prices, which could potentially subject the portion of each such option that was not vested as of December 31, 2004 to adverse income taxation under Section 409A of the Code.

To provide our employees holding those options with an opportunity to avoid such adverse taxation, we commenced two tender offers, one on February 27, 2007 and another on May 16, 2007. The tender offers allowed those employees to tender options that were potentially subject to Section 409A for amendment or replacement. Following the completion of the offer, each tendered option was amended to increase the exercise price to the lower of (i) the closing selling price per share of our Common Stock on the revised measurement date determined for that option for financial accounting purposes or (ii) the closing selling price per share of our Common Stock on the amendment date. In addition, each employee whose tendered options were so amended is entitled to a cash bonus in January 2008 equal to the total increase to the exercise price in effect for his or her amended options.

If the adjusted exercise price for any tendered option (as determined in accordance with the above formula) would have been the same or lower than the current exercise price in effect for that option, then that option was not amended. Instead, that option was cancelled immediately following the close of the offer and replaced with a new option for the same number of shares and with the same exercise price per share, expiration date and vesting schedule as the cancelled option, but with a new grant date. Such cancellation and regrant was necessary to evidence the remedial action required under Section 409A for a tendered option for which the exercise price was not increased. No cash bonus will be paid with respect to any such cancelled and regranted options.

Pursuant to the February 27, 2007 tender offer, we amended options covering approximately 5,068,200 shares of our Common Stock to increase the exercise price of each such option to the lower of (i) the fair market value per share of our Common Stock on the revised measurement date for that option or (ii) $53.35, the closing selling price per share of our Common Stock on the March 28, 2007 amendment date. In addition, the participants whose options were so amended are now eligible for special cash bonuses in the aggregate amount of approximately $20,173,800. In addition, we canceled tendered options covering approximately 27,200 shares of our Common Stock because the adjusted exercise price would have been the same or lower than the exercise price in effect for those options prior to the amendment and granted a new option that is exactly the same in replacement.

Pursuant to the May 16, 2007 tender offer, we amended options covering approximately 283,900 shares of our Common Stock to increase the exercise price of each such option to the lower of (i) the fair market value per share of our Common Stock on the revised measurement date for that option or (ii) $56.12, the closing selling price per share of our Common Stock on the June 15, 2007 amendment date. In addition, the participants whose options were so amended are now eligible for special cash bonuses in the aggregate amount of approximately $361,596.

During the three-day period from December 26, 2006 to December 28, 2006, the exercise prices of certain options held by some individuals then serving as executive officers were increased to the fair market value per share of our Common Stock on the revised measurement date determined for each such option in order to avoid adverse tax consequences to such executive officers under Section 409A of the Code. Each such executive officer is entitled to receive a cash bonus from us in January 2008 equal to the total increase to the exercise price in effect for his amended options. The only current executive officer who participated in that program was Richard P. Wallace, our Chief Executive Officer, who had the exercise price for options to purchase 24,376 shares of our Common Stock increased by an aggregate amount of $368,618, and who will receive a cash bonus in the amount of that increase in January 2008.

Non-Transferability of Awards	Unless determined otherwise by the Administrator, an award granted under the 2004 Equity Plan may not be sold, pledged, assigned, transferred or otherwise disposed of in any manner other than by will or by the laws of inheritance following the participant’s death and may be exercised, during the participant’s lifetime, only by such participant. If the Administrator makes an award granted under the 2004 Equity Plan transferable, such award will contain such additional terms and conditions as the Administrator deems appropriate.

Leave of Absence	In the event a participant goes on a leave of absence, the vesting of each of his or her outstanding awards will cease until he or she returns to work, except as otherwise required by law or as otherwise determined by the Administrator.

Part-Time Service	Unless the Administrator provides otherwise or except as otherwise required by law, the vesting of any service-vesting awards made to a participant under the 2004 Equity Plan will be extended on a proportionate basis in the event the participant transitions from a full-time to a part-time work schedule, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting will be proportionately re-adjusted prospectively in the event that the participant subsequently becomes regularly scheduled to work additional hours of service.

Adjustment Upon Changes in Capitalization	In the event any change is made to our outstanding Common Stock by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our Common Stock, spin-off transaction or any other increase or decrease in the number of the outstanding shares of our Common Stock effected without receipt of consideration by us, or should the value of the outstanding shares of our Common Stock be substantially reduced as the result of a spin-off transaction or extraordinary dividend or distribution, equitable and proportional adjustments will be made to the number and class of securities issuable under the 2004 Equity Plan, the individual fiscal year limits applicable to restricted stock units, performance share awards, SARs and options, the number and class of securities subject to each outstanding award under the 2004 Equity Plan, the exercise price in effect for each outstanding option or SAR and the cash consideration (if any) payable per share with respect to the shares of our Common Stock underlying any other outstanding awards under the plan. Any such adjustment will be made by the Compensation Committee of our Board of Directors in such manner as it deems appropriate, and its determination will be conclusive.

Change of Control	In the event of a change of control, the successor corporation (or its parent or subsidiary) will assume each outstanding award under the 2004 Equity Plan or replace that award with a substantially-equivalent award which preserves the economic value of the replaced award. To the extent the successor corporation refuses to assume the outstanding awards or to substitute equivalent awards, those awards will become 100% vested at the time of the change of control. The Administrator will also have the discretion to structure awards under the plan so that the awards will become 100% vested upon a change of control, regardless of whether or not the options are assumed or substituted, or upon the subsequent termination of the participant’s employment.

A change of control will be deemed to occur for purposes of the 2004 Equity Plan in the event (a) we are acquired by merger or asset sale, (b) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of our outstanding securities or (c) there is a change in the majority of our Board of Directors as a result of one or more contested elections for Board membership.

Amendment, Suspensions and Termination of the 2004 Equity Plan	Our Board of Directors may amend, suspend or terminate the 2004 Equity Plan at any time; provided, however, that stockholder approval will be required for any amendment to the extent necessary to comply with applicable laws or regulations. The 2004 Equity Plan will terminate in June 2014.

New Plan Benefits	As of October 2, 2007, no awards had been granted, and no shares had been issued, under the 2004 Equity Plan on the basis of the 8,500,000-share increase to the share reserve under the plan that forms part of this Proposal.

OPTION TRANSACTIONS

The table below shows, as to each of the Named Executive Officers and the various other indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 2004 Equity Plan during the period July 1, 2006 through August 31, 2007, together with the weighted average exercise price payable per share.

Name and Position	Number of Option Shares	Weighted Average Exercise Price Per Share ($)
Richard P. Wallace Chief Executive Officer	—	—
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	—	—
John H. Kispert President & Chief Operating Officer	—	—
Jorge Luis Titinger Senior Vice President, Global Operations and Corporate Support Groups	—	—
Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	—	—
All current executive officers as a group (5 persons)	—	—
Edward W. Barnholt Chairman of the Board of Directors; Nominee for re-election to the Board of Directors at the Annual Meeting	—	—
Stephen P. Kaufman Director; Nominee for re-election to the Board of Directors at the Annual Meeting	—	—
All current directors (other than executive officers) as a group (9 persons) (1)	—	—
All current employees, including current officers who are not executive officers, as a group (143 persons)	182,571	$41.45
(1) All stock options granted to the non-employee members of the Company’s Board of Directors during this time were granted from the Company’s 1998 Outside Director Option Plan.

STOCK AWARDS

The table below shows, as to each of the Named Executive Officers and the various other indicated individuals and groups, the number of shares of Common Stock subject to restricted stock unit and performance share awards made under the 2004 Equity Plan during the period July 1, 2006 through August 31, 2007. The vesting of such awards is tied to continued service and/or the attainment of specified performance goals, and no cash consideration is payable by the participants for the shares of Common Stock that actually become issuable under those awards.

Name And Position	Number of Underlying Shares
Richard P. Wallace Chief Executive Officer	150,000	(1)
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	37,500	(2)
John H. Kispert President & Chief Operating Officer	150,000	(1)
Jorge Luis Titinger Senior Vice President, Global Operations and Corporate Support Groups	43,750	(3)
Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	68,750	(4)
All current executive officers as a group (5 persons)	438,937
Edward W. Barnholt Chairman of the Board of Directors; Nominee for re-election to the Board of Directors at the Annual Meeting	1,403
Stephen P. Kaufman Director; Nominee for re-election to the Board of Directors at the Annual Meeting	935
All current directors (other than executive officers) as a group (9 persons)	8,387
All current employees, including current officers who are not executive officers, as a group (3,854 persons)	2,635,009

(1)      Includes (a) 62,500 shares that have been earned and are now only subject to service vesting requirements and (b) an additional 87,500 shares representing the maximum number of shares that may be earned if certain performance goals are attained by the Company for fiscal year 2008 and the named executive officer completes the additional service-vesting component applicable to such award.

(2)      Includes (a) 18,750 shares that have been earned and are now only subject to service vesting requirements and (b) an additional 18,750 shares representing the maximum number of shares that may be earned if certain performance goals are attained by the Company for fiscal year 2008 and the named executive officer completes the additional service-vesting component applicable to such award.

(3)      Includes (a) 25,000 shares that have been earned and are now only subject to service vesting requirements and (b) an additional 18,750 shares representing the maximum number of shares that may be earned if certain performance goals are attained by the Company for fiscal year 2008 and the named executive officer completes the additional service-vesting component applicable to such award.

(4)      Includes (a) 50,000 shares that have been granted as a new hire award that are only subject to service vesting requirements and (b) an additional 18,750 shares representing the maximum number of shares that may be earned if certain performance goals are attained by the Company for fiscal year 2008 and the named executive officer completes the additional service-vesting component applicable to such award.

FEDERAL TAX INFORMATION

Options

Options granted under the 2004 Equity Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions.

For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made more than two (2) years after the date the option for the shares involved in such sale or disposition was granted and more than one (1) year after the date the option was exercised for those shares. If the sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be taxable as a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we must collect the withholding taxes applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

Deferred Stock Units

A participant will generally be subject to employment taxes (e.g., Social Security and Medicare taxes) on the vesting date of a deferred stock award equal to the value of the vested shares received minus any amount paid for the shares. A participant will generally recognize taxable income upon receipt of the shares subject to the deferred stock award, and that taxable income will be equal in an amount to the value of the issued shares minus any amount paid for the shares. We must collect the withholding taxes applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the participant.

Restricted Stock Units and Performance Shares

No taxable income is recognized by the participant upon receipt of such an award. The participant will recognize ordinary income in the year in which the shares subject to the award are actually issued to him or her. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we must collect the withholding taxes applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the participant.

Performance Units	No taxable income is recognized by the participant upon receipt of performance units. The participant will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the cash received in settlement, and we collect the withholding taxes applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the participant at the time the performance units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights	A participant who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of Executive Compensation	We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares and the exercise of non-statutory options or stock appreciation rights with exercise prices not less than the fair market value per share of the underlying shares of Common Stock on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers.

Accordingly, the compensation deemed paid with respect to options granted with an exercise price equal to the fair market value of our Common Stock on the grant date will remain deductible by us without limitation under Section 162(m). However, during the 2007 fiscal year, we determined that certain stock option grants had been retroactively priced and, therefore, had exercise prices below the fair market value of the underlying shares on the respective grant dates of those options. Because such retroactively priced options may not qualify as performance-based compensation, the compensation deemed paid when those options are exercised may be subject to the Section 162(m) limitation.

Any compensation deemed paid by us in connection with shares issued pursuant to a restricted stock unit, performance share or performance unit award under the 2004 Equity Plan will be subject to the $1 million limitation on income tax deductibility except to the extent the vesting of that award is based on the attainment of one or more of the performance milestones specified above in the section entitled “Code Section 162(m) Performance Goals.”

The foregoing is only a summary of the current effect of federal income taxation upon us and upon the participant, does not purport to be complete, and does not discuss the tax consequences of the participant’s death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

ACCOUNTING TREATMENT

Pursuant to the accounting standards established by Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”), we are required to recognize all share-based payments, including grants of stock options, stock appreciation rights, restricted stock units and performance shares, in our financial statements effective July 1, 2005. Accordingly, stock options or stock appreciation rights that are granted to our employees and non-employee Board members are valued at fair value as of the grant date under an appropriate valuation model, and that value is charged as stock-based compensation expense in our GAAP earnings over the designated vesting period of the award. Similar option expensing is required for any unvested options or stock appreciation rights outstanding on July 1, 2005, with the grant date fair value of those unvested options or stock appreciation rights to be expensed in our GAAP earnings over the remaining vesting period. For shares issuable upon the vesting of restricted stock unit or performance share awards under the 2004 Equity Plan, we record as compensation expense over the vesting period the fair value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, the fair market value of those shares at that time is expensed in our GAAP earnings ratably over the vesting period. Such accounting treatment for restricted stock units, performance shares and other direct stock issuances is applicable whether vesting is tied to service periods or performance goals.

Stock options and stock appreciation rights granted to non-employee consultants result in an expense to our GAAP earnings based on the fair value of the grant measured on the vesting date of each installment of the underlying shares. Accordingly, such charge takes into account the appreciation in the fair value of the grant over the period between the grant date and the vesting date of each installment comprising that grant.

Vote Required and Recommendation	The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the 2004 Equity Plan. Should such stockholder approval not be obtained, then the proposed 8,500,000 share increase to the share reserve under the 2004 Equity Plan will not be implemented and the list of performance goals available under the plan will not be expanded. The 2004
Equity Plan will, however, continue in effect, and option grants and other awards will continue to be made under the 2004 Equity Plan as currently in effect until all the shares currently available for award and issuance under the
2004 Equity Plan have been issued pursuant to such awards.

THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” THE ADOPTION OF THE AMENDMENT TO THE KLA-TENCOR 2004 EQUITY INCENTIVE PLAN.

	PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2008.

Audit Committee Recommendation

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for its fiscal year ending June 30, 2008. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board of Directors, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

Attendance at the Annual Meeting	Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees	The aggregate fees billed by PricewaterhouseCoopers LLP, KLA-Tencor’s independent registered public accounting firm, in fiscal years 2007 and 2006 were as follows:

	Services Rendered/Fees	2007	2006
	Audit Fees (1)	$6,964,000	$3,170,000
	Audit-Related Fees (2)	$94,000	$207,000
	Total Audit and Audit-Related Fees	$7,058,000	$3,377,000
	Tax Compliance	$427,000	$174,000
	Tax Planning and Consulting	$97,000	$372,000
	Total Tax Fees (3)	$524,000	$546,000
	All Other Fees (4)	$2,000	$0

(1)    For professional services rendered for the audits of annual financial statements set forth in KLA-Tencor’s Annual Reports on Form 10-K for fiscal years 2007 and 2006, the review of quarterly financial statements included in KLA-Tencor’s Quarterly Reports on Form 10-Q for fiscal years 2007 and 2006, and fees for services related to statutory and regulatory filings or engagements. Fees for fiscal year 2007 include fees of $3.3 million for services rendered in connection with the restatement of previously filed financial statements to correct past accounting for stock options.

(2)    For fiscal years 2007 and 2006, assurance and related services related to accounting consultations and for services rendered in connection with acquisition due diligence.

(3)    For fiscal years 2007 and 2006, tax services for U.S. and foreign tax compliance, planning and consulting.

(4)    For fiscal years 2007 and 2006, fees for services other than those described above.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service.
Second, certain non-audit services such as tax-related services and acquisition advisory services are permitted but limited in proportion to the audit fees paid.
Third, the Chair of the Audit Committee pre-approves non-audit services not specifically permitted under this policy and the Audit Committee reviews the annual plan and any subsequent engagements. Thus, all of the services described above under audit-related fees, tax fees and all other fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

On a quarterly basis, management provides written updates to the Audit
Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee	The Company’s Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

Vote Required and Recommendation	If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as KLA-Tencor’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for its fiscal year ending June 30, 2008.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2008.

OUR CORPORATE GOVERNANCE PRACTICES

At KLA-Tencor, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Adopting Governance Guidelines	The Board of Directors has adopted a set of corporate governance guidelines to establish a framework within which it will conduct its business and to guide management in its running of your Company. The governance guidelines can be found on our website at http://ir.kla-tencor.com and are summarized below.

Monitoring Board Effectiveness	It is important that our Board of Directors and its Committees are performing effectively and in the best interests of the Company and its stockholders. The Board of Directors and each Committee are responsible for annually assessing their effectiveness in fulfilling their obligations. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board of Directors and its membership.

Conducting Formal Independent Director Sessions	At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA-Tencor management or any non-independent Directors.

Hiring Outside Advisors	The Board and each of its Committees may retain outside advisors and consultants of their choosing at the Company’s expense, without management’s consent.

Avoiding Conflicts of Interest	KLA-Tencor expects its Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. KLA-Tencor’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances to KLA-Tencor and its stockholders, KLA-Tencor has implemented standards of business conduct which provide clear conflict of interest guidelines to its employees, as well as an explanation of reporting and investigatory procedures.

Providing Transparency	KLA-Tencor believes it is important that stockholders understand our governance practices. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://ir.kla-tencor.com.

Communications with the Board of Directors	Although KLA-Tencor does not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to the Company at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct	The Board of Directors has adopted Standards of Business Conduct for all of the Company’s employees and Directors, including the Company’s principal executive and senior financial officers. In addition, the Company has established a confidential hotline for use by employees to report actual or suspected wrongdoing and to answer questions about business conduct. You can obtain a copy of our Standards of Business Conduct via our website at
http://ir.kla-tencor.com, or by making a written request to the Company at
KLA-Tencor Corporation, Attention: Investor Relations, One Technology
Drive, Milpitas, California 95035. We will disclose any amendments to the
Standards of Business Conduct, or waiver of a provision therefrom, on our website at the same address.

Ensuring Auditor Independence	KLA-Tencor has taken a number of steps to ensure the continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by our outside auditors.

Stockholder Nominations to the Board	Please see “ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—NOMINATING AND GOVERNANCE COMMITTEE.”

Majority Voting Policy	Please see “PROPOSAL ONE: ELECTION OF DIRECTORS—Vote Required and Recommendation.”

ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

The Board of Directors of the Company held a total of 11 meetings during the fiscal year ended June 30, 2007.

All Directors other than Mr. Wallace meet the definition of independence within the meaning of The Nasdaq Stock Market director independence standards. None of the Company’s Directors falls outside of the SEC’s 10% ownership safe harbor.

The Board of Directors has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. The Board of Directors has determined that each of the members of each of the Committees has no material relationship with the Company (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) and is independent within the meaning of The Nasdaq Stock Market director independence standards, including in the case of the Audit Committee, the heightened “independence” standard required for such Committee members.

Each Committee meets regularly and has a written charter approved by the Board of Directors, all of which were amended in September 2007 and are available via our website at http://ir.kla-tencor.com. In addition, at each regularly scheduled Board of Directors’ meeting, a member of each Committee reports on any significant matters addressed by the Committee. In 2002, after reviewing the Sarbanes-Oxley Act of 2002 and the proposed rules of the SEC and the Nasdaq Stock Market, the Board of Directors revised all of its Committee charters to implement voluntarily the proposed standards and to expand the responsibilities of each Committee as well as establish independence and self-assessment requirements. The Board of Directors and each Committee regularly reviews the Committee charters.

During the fiscal year ended June 30, 2007, all incumbent Directors attended at least 80% of the total number of meetings of the Board of Directors and each Director attended at least 80% of the aggregate of the total number of meetings held by all Committees of the Board on which each such Director served (during the periods that each such Director served).

Although we do not have a formal policy mandating attendance by members of the Board of Directors at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at annual meetings of KLA-Tencor stockholders. All of the then-current members of the Board of Directors other than Messrs. Bingham and Wang attended our annual stockholder meeting held on March 29, 2007.

For more information regarding the responsibilities of our Board Committees, please refer to the various charters which can be found on our corporate governance website located at http://ir.kla-tencor.com.

Audit Committee

During fiscal year 2007, the Audit Committee consisted of Messrs. Bingham, Bond, Calderoni (beginning March 29, 2007) and Kaufman, with Mr. Wang having observer status and Mr. Bingham serving as the Chairman of the Committee. On August 8, 2007, following the conclusion of fiscal year 2007, Mr. Wang was appointed as a member of the Audit Committee, replacing Mr. Bond. Effective November 15, 2007, subject to the election of such Directors at the Annual Meeting, Mr. Calderoni will be appointed as the Chairman of the Audit Committee, and the Committee will consist of Messrs. Bingham, Calderoni, Kaufman and Wang. The Board of Directors has determined that both Mr. Bingham and Mr. Calderoni are “audit committee financial experts” within the meaning of the rules and regulations promulgated by the SEC. The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent auditors, approving the services performed by the Company’s independent auditors, and reviewing and evaluating the Company’s accounting principles and system of internal accounting controls. The Audit Committee held 13 meetings during the fiscal year ended June 30, 2007.

The Board of Directors has determined that each of the members of the Audit Committee: (1) meets the definition of independence within the meaning of Nasdaq’s director independence standards, (2) meets the definition of audit committee member independence within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934 and (3) has no material relationship with the Company (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director).

Compensation Committee	During fiscal year 2007, the Compensation Committee consisted of Mr. Barnholt, Mr. Bond and Ms. Urbanek, with Mr. Bond serving as the Chairman of the Committee and Messrs. Dickson and Kennedy having observer status subsequent to their appointment to the Board in May 2007. On August 8, 2007, following the conclusion of fiscal year 2007, Messrs. Dickson and Kennedy were appointed as members of the Compensation Committee. Effective November 15, 2007, subject to the election of such Directors at the Annual Meeting, the Compensation Committee will consist of Mr. Barnholt, Mr. Bond, Mr. Dickson, Mr. Kennedy and Ms. Urbanek, with Mr. Kennedy serving as the Chairman of the Committee. The Compensation Committee reviews and either approves or recommends to the full Board of Directors (depending upon the category of the compensation and the executive involved) the Company’s executive compensation policy and administers the Company’s employee equity award plans. The Compensation Committee also reviews (and, in certain cases, approves) the cash and equity compensation for our executive officers, as well as for members of the Board of Directors. See “Compensation Discussion and Analysis – Compensation Approval Procedures” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice. The Compensation Committee held seven meetings during the fiscal year ended June 30, 2007.

Nominating and Governance Committee

Since the beginning of fiscal year 2007, through the date of this Proxy Statement, the Nominating and Governance Committee has consisted of Messrs. Barnholt, Bingham and Kaufman, with Mr. Barnholt serving as the Chairman of the Committee. The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board of Directors, as well as reviewing corporate governance policies and procedures. The Nominating and Governance Committee held eight meetings during the fiscal year ended June 30, 2007.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board of Directors recommended by, among other persons, the Company’s stockholders. Stockholders wishing to submit recommendations must notify the Company’s General Counsel in writing of their intent to do so and provide the Company with certain information set forth in Article II, Section 11 of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934, or as otherwise requested by the Nominating and Governance Committee. In addition, stockholders may nominate candidates for the Board of Directors pursuant to the provisions of Article II, Section 11 of our bylaws and in conformance with the requirements of Regulation 14A of the Securities Exchange Act of 1934.

In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee considers only candidates who have demonstrated executive experience, have experience in an applicable industry, or have significant high level experience in accounting, legal or a technical field applicable to the Company. In addition, in evaluating Director candidates, the Nominating and Governance Committee considers all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity of experience and the extent to which the candidate would fill a present need on the Board of Directors.

On August 3, 2006, the Board of Directors approved a recommendation by the Nominating and Governance Committee to adopt a new governance policy. Under this policy, anyone who is elected as a Director in any uncontested election by a plurality and not a majority of votes cast will promptly tender his or her resignation to the Board of Directors, subject to acceptance, after certification of the election results. The Nominating and Governance Committee will make a recommendation to the Board of Directors whether to accept or reject the resignation or take some other appropriate action, taking into account any stated reasons why stockholders withheld votes and any other factors which the Nominating and Governance Committee determines in its sole discretion are relevant to such decision. The Board of Directors will in its sole discretion act on the recommendation of the Nominating and Governance Committee within 90 days after the date of certification of the election results. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board of Directors regarding his or her resignation.

The Nominating and Governance Committee regularly assesses the appropriate size and composition of the Board of Directors, and whether any vacancies on the Board are expected. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board of Directors, professional search firms, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

DIRECTOR COMPENSATION

Employee Directors	Members of the Board of Directors who are employees do not receive any additional compensation for their services as Directors.

Outside Directors	Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as recommended by the Compensation Committee and approved by the Board of Directors. Equity compensation to Outside Directors is provided under the Company’s 1998 Outside Director Option Plan and 2004 Equity Incentive Plan, both of which were approved by stockholders.

Outside Director Stock Options

In accordance with the Company’s option grant program for Outside Directors, each Outside Director received a series of non-statutory stock options for fiscal year 2007 covering an aggregate of 5,000 shares of Common Stock (the “Annual Option Grant”). The Annual Option Grant for each Outside Director is typically provided through a 1,250-share option grant each quarter, approximately two business days following the Company’s earnings release for the prior fiscal quarter. However, two such quarterly grants for fiscal year 2007, which would have normally been made following the release of the Company’s earnings for the quarters ended September 30, 2006 and December 31, 2006, were not made at those times due to the delayed filing of certain of the Company’s SEC reports. Those two grants were consolidated into a single 2,500-share grant approved by the Board of Directors and issued on February 14, 2007, the date of the first regular Board meeting after such delayed reports were filed.

In addition, on the date of each Annual Meeting of Stockholders, the Chairman of the Audit Committee for the prior fiscal year receives an additional non-statutory stock option grant to purchase another 2,500 shares of Common Stock. Accordingly, Mr. Bingham received an additional option grant for 2,500 shares at the March 29, 2007 Annual Meeting of Stockholders for his services during fiscal year 2006, and he will receive another 2,500-share option grant at the time of the Annual Meeting with respect to his services during fiscal year 2007.

The options granted to the Outside Directors during fiscal year 2007 have a maximum term of ten years, subject to earlier termination following the cessation of Board service, and have an exercise price per share equal to the fair market value of the Common Stock on the grant date. Each option was fully vested and immediately exercisable upon grant.

The Board has determined that, effective November 15, 2007, Outside Directors will no longer receive stock options as a component of their compensation. Therefore, the Annual Option Grant program and the additional option grants for the Chairman of the Audit Committee will not be in effect for the remainder of fiscal year 2008.

Outside Director Restricted Stock Unit Awards

In accordance with the Company’s prior practice, each Outside Director was awarded restricted stock units at the March 29, 2007 Annual Meeting of Stockholders covering shares of the Company’s Common Stock with an aggregate fair market value of $50,000 based on the market price of the Company’s Common Stock at the time of the award ($53.47 per share). Accordingly, each Outside Director at that time received a restricted stock unit award covering 935 shares of Common Stock. The restricted stock units awarded to the Outside Directors at the March 29, 2007 Annual Meeting of Stockholders were made with respect to their Board service for fiscal year 2007, but, though the annual awards are typically made earlier during the year of service, the fiscal year 2007 awards were delayed as a result of the delayed filing of certain of the Company’s SEC reports. The restricted stock units will vest upon completion of one year of Board service measured from the date of the award, but the shares of Common Stock underlying the vested units will not be delivered until the earlier of three years after the date of grant or the Outside Director’s cessation of Board service.

Beginning with the Annual Meeting, the Board has determined that, at each annual stockholders meeting, each Outside Director will be awarded restricted stock units covering shares of the Company’s Common Stock with an aggregate fair market value of $100,000 based on the market price of the Company’s Common Stock at the time of the award. The restricted stock units will vest upon completion of one year of Board service measured from the date of grant, and the underlying shares will be issued immediately at that time. This policy will be in effect with respect to the Annual Meeting.

If a new Outside Director joins the Board after the date of an annual stockholders meeting, his or her first restricted stock unit award will be granted promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual stockholders meeting to the date the new Outside Director joined the Board.

Cash Compensation

For fiscal year 2007, each Outside Director received an annual fee of $40,000, paid quarterly, and meeting fees of $2,500 for each Board meeting attended in person, $1,250 for each Board meeting attended by telephone conference call, $1,500 for each Committee meeting attended, and $750 for each Committee meeting attended by telephone conference call. Each Committee Chair received an additional annual retainer of $10,000.

For fiscal year 2008, effective November 15, 2007, the annual cash retainer fee paid to each Outside Director will be increased to $75,000, paid quarterly. Meeting fees will remain unchanged at $2,500 for each Board meeting attended in person, $1,250 for each Board meeting attended by telephone conference call, $1,500 for each Committee meeting attended, and $750 for each Committee meeting attended by telephone conference call. Effective November 15, 2007, the additional annual retainer paid to the Chairman of the Audit Committee will be increased to $30,000, the additional annual retainer paid to the Chairman of the Compensation Committee will be increased to $20,000, and the additional annual retainer paid to the Chairman of the Nominating and Governance Committee will remain unchanged at $10,000.

Outside Directors also are reimbursed for their reasonable expenses incurred in attending Board and Committee meetings.

Non-Executive Chairman	For fiscal year 2007, the Company’s policy was that, if the Chairman of the Board of Directors was not an executive of the Company (as was the case, with Mr. Barnholt serving as Chairman), the Chairman’s annual retainer fee would be two times the regular level for Outside Directors, and the Chairman’s equity awards (both for stock options and restricted stock units) would be 1.5 times the regular level for Outside Directors. This policy will continue to remain in effect for fiscal year 2008.

Deferred Compensation	Each Outside Director is entitled to defer all or a portion of his or her director fees, pursuant to the Company’s Executive Deferred Savings Plan, a nonqualified deferred compensation plan. Amounts credited to the plan may be allocated by the participant among 23 “deemed” investment alternatives. Of the current Outside Directors, only Mr. Barnholt, Mr. Bond and Ms. Urbanek participated in the Company’s plan during fiscal year 2007 (with only Mr. Barnholt and Ms. Urbanek making new contributions during the fiscal year).

Stock Ownership Guidelines	The Company has adopted a program, approved by the Board of Directors, pursuant to which each Outside Director, at all times during their tenure as a member of the Board beginning on June 30, 2009, will be required to own a specified minimum number of shares of Common Stock of the Company. Initially, this minimum amount was set at 1,000 shares of Common Stock of the Company. However, in August 2007, the Board of Directors increased the requirement so as to require each Outside Director to own at least a number of shares of Common Stock of the Company with a market value of at least three (3) times the annual cash retainer paid to the Directors, as that retainer may be changed from time to time. Vested shares of Common Stock underlying restricted stock units held by the Directors will count toward this ownership requirement.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2007 who served on our Board of Directors during fiscal year 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Option Awards ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	Total ($)
Edward W. Barnholt	121,000	36,456	(3)	98,428	(4)	82,006	337,890

H. Raymond Bingham	189,900	30,097	(3)	118,710	(4)	—	338,707

Robert T. Bond	97,000	30,097	(3)	77,692	(4)	47,128	251,917

Robert M. Calderoni	18,500	12,704	(3)	22,144	(4)	—	53,348

John T. Dickson	5,833	3,550	(3)	—		—	9,383

Stephen P. Kaufman	247,180	30,097	(3)	77,692	(4)	—	354,969

Kevin J. Kennedy	8,833	3,550	(3)	—		—	12,383

Lida Urbanek	74,250	30,097	(3)	77,692	(4)	66,008	248,047

David C. Wang	126,600	22,016	(3)	60,799	(4)	—	209,415

Jon D. Tompkins (5)	25,000	—		16,893	(4)	318,043	359,936

(1)	The amounts set forth in this column represent fees earned by each non-employee director during fiscal year 2007, regardless of whether the fees were actually paid during the fiscal year. The aggregate payment amounts include the following categories of payments:

Name	Annual Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Non-Executive Chairman of the Board— Additional Retainer ($)	Committee Chairperson— Additional Retainer ($)	Special Committee Compensation ($)	Total ($)
Edward W. Barnholt	40,000	23,750	17,250	30,000	10,000	—	121,000

H. Raymond Bingham	40,000	20,000	18,750	—	10,000	101,150	189,900

Robert T. Bond	40,000	23,750	23,250	—	10,000	—	97,000

Robert M. Calderoni	10,000	6,250	2,250	—	—	—	18,500

John T. Dickson	3,333	2,500	—	—	—	—	5,833

Stephen P. Kaufman	40,000	22,500	20,250	—	—	164,430	247,180

Kevin J. Kennedy	3,333	2,500	3,000	—	—	—	8,833

Lida Urbanek	40,000	23,750	10,500	—	—	—	74,250

David C. Wang	40,000	21,250	3,750	—	—	61,600	126,600

Jon D. Tompkins	20,000	5,000	—	—	—	—	25,000

(2)	Represents investment earnings during fiscal year 2007 on the applicable director’s nonqualified deferred compensation account. The earnings correspond to the actual market earnings on a select group of investment funds utilized to track the notional investment return on the director’s account balance for fiscal year 2007. The Company has not made any determination as to which portion of such earnings may be considered above market for purposes of this Summary Compensation Table and has elected to report the entire amount of such earnings.

(3)

The amounts shown are the compensation costs recognized in our financial statements for the 2007 fiscal year related to RSUs awarded to each Outside Director in the 2007 and prior fiscal years, to the extent we recognized compensation cost in the 2007 fiscal year for such awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised

2004), Share-Based Payment, referred to in this Proxy Statement as FAS 123R (except that the compensation expense amounts set forth below have not been reduced by the Company’s estimated forfeiture rate). The FAS123R grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. The following table shows (a) for each RSU award for which compensation cost was recognized in our financial statements for the 2007 fiscal year, the RSU award date, the portion of the overall amount of the compensation cost in 2007 attributable to that RSU award, and the grant date fair value of that award (as calculated in accordance with FAS 123R) and (b) for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director as of June 30, 2007:

Name	RSU Award Date	Compensation Cost Recognized For Award During Fiscal Year 2007 ($)	FAS 123R Grant Date Fair Value ($)	Aggregate Number of Unvested Shares of Common Stock Underlying All of Director’s RSU Awards as of June 30, 2007 (#)
Edward W. Barnholt	3/29/07	19,062	75,018	1,403
	11/4/05	17,394	49,990

H. Raymond Bingham	3/29/07	12,704	49,994	935
	11/4/05	17,394	49,990

Robert T. Bond	3/29/07	12,704	49,994	935
	11/4/05	17,394	49,990

Robert M. Calderoni	3/29/07	12,704	49,994	935

John T. Dickson	5/9/07	3,550	24,988	439

Stephen P. Kaufman	3/29/07	12,704	49,994	935
	11/4/05	17,394	49,990

Kevin J. Kennedy	5/9/07	3,550	24,988	439

Lida Urbanek	3/29/07	12,704	49,994	935
	11/4/05	17,394	49,990

David C. Wang	2/14/07	9,313	24,993	1,431
	3/29/07	12,704	49,994

(4)	The amounts shown are the compensation costs recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123R, of stock options granted to each Outside Director during the 2007 fiscal year. The compensation expense reflects the fact that each option granted to an Outside Director is fully vested immediately upon grant, with no forfeiture adjustments. Assumptions used in the calculation of the FAS 123R grant date fair value of each of the options granted to the Outside Directors during the 2007 fiscal year are included in Note 6 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 20, 2007. The following table shows (a) for each option grant for which compensation cost was recognized in our financial statements for the 2007 fiscal year, the grant date, the exercise price, and the grant date fair value of that option (as calculated in accordance with FAS 123R) and (b) for each Outside Director, the aggregate number of shares subject to all outstanding options held by that Outside Director as of June 30, 2007:

Name	Grant Date	Exercise Price ($)	FAS 123R Grant Date Fair Value ($)	Number of Shares Subject to All Outstanding Options Held as of June 30, 2007 (#)
Edward W. Barnholt	8/1/06	41.45	16,893	75,832
	2/14/07	50.39	19,328
	2/14/07	50.39	28,991
	5/1/07	55.88	33,216

H. Raymond Bingham	8/1/06	41.45	16,893	55,000
	2/14/07	50.39	19,328
	2/14/07	50.39	19,328
	3/29/07	53.47	41,018
	5/1/07	55.88	22,144

Name	Grant Date	Exercise Price ($)	FAS 123R Grant Date Fair Value ($)	Number of Shares Subject to All Outstanding Options Held as of June 30, 2007 (#)
Robert T. Bond	8/1/06	41.45	16,893	58,750
	2/14/07	50.39	19,328
	2/14/07	50.39	19,328
	5/1/07	55.88	22,144

Robert M. Calderoni	5/1/07	55.88	22,144	1,250

Stephen P. Kaufman	8/1/06	41.45	16,893	38,750
	2/14/07	50.39	19,328
	2/14/07	50.39	19,328
	5/1/07	55.88	22,144

Lida Urbanek	8/1/06	41.45	16,893	85,416
	2/14/07	50.39	19,328
	2/14/07	50.39	19,328
	5/1/07	55.88	22,144

David C. Wang	2/14/07	50.39	19,328	3,750
	2/14/07	50.39	19,328
	5/1/07	55.88	22,144

Jon D. Tompkins	8/1/06	41.45	16,893	20,000

(5)	Mr. Tompkins resigned as a member of the Company’s Board of Directors effective December 21, 2006.

	INFORMATION ABOUT EXECUTIVE OFFICERS

	Set forth below are the names, ages and positions of the executive officers of KLA-Tencor as of August 31, 2007.

Name and Position	Principal Occupation of the Executive Officers During the Past Five Years	Age

Richard P. Wallace Chief Executive Officer	Please see “INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES—Nominees for Election as Class III Directors.”	47

John H. Kispert President & Chief Operating Officer	John H. Kispert has been President and Chief Operating Officer since January 2006. Prior to that, Mr. Kispert served as Chief Financial Officer and Executive Vice President of the Company since July 2000. From July 1999 to July 2000, he was Vice President of Finance and Accounting. From February 1998 to July 1999, he was Vice President of Operations for the Wafer Inspection Group. Mr. Kispert joined KLA-Tencor in February 1995 and has held a series of other management positions within the Company. Mr. Kispert received his bachelor’s degree in political science from Grinnell College and his master’s degree in business administration from the University of California, Los Angeles.	44

Jeffrey L. Hall Senior Vice President & Chief Financial Officer	Jeffrey L. Hall was appointed Senior Vice President and Chief Financial Officer of the Company in January 2006. From July 2004 until his appointment as Chief Financial Officer, Mr. Hall served as Vice President, Finance and Treasurer of the Company. From July 2003 to July 2004, Mr. Hall was Vice President, Finance and Accounting, and from April 2001 to July 2003, he was Vice President, Mergers & Acquisitions and Corporate Planning. Mr. Hall began his career at KLA-Tencor in January 2000 as Director, Mergers and Acquisitions. Before joining KLA-Tencor, Mr. Hall was Chief Financial Officer of Sonoma Resorts. He also held financial positions at The Walt Disney Company, AT&T, Inc. and NCR Corporation. Mr. Hall earned his bachelor’s degree in finance from Indiana University and his master’s degree in business administration from the University of Dayton.	40

Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	Bin-ming Benjamin Tsai rejoined KLA-Tencor in October 2006 as the Company’s Executive Vice President and Chief Technology Officer. Before returning to KLA-Tencor, Dr. Tsai held the position of Senior Vice President, Technology at Tokyo Electron Limited from January 2005 to October 2006. Previously, Dr. Tsai spent twenty years at KLA-Tencor in various positions. From 2000 to 2004, Dr. Tsai served as the Company’s Group Vice President, Chief Technology Officer of Systems; in this position, he was responsible for some of the Company’s key technology alliances for optics and sensors. From 1998 to 1999, he was General Manager of the WIN Division, and, from 1994 to 1998, he was Chief Technology Officer of KLA Instruments. Dr. Tsai holds over twenty patents in the areas of inspection and metrology. He received a bachelor’s degree in electrical engineering from the National Taiwan University and a master’s degree and Ph.D. in electrical engineering from the University of Illinois at Urbana-Champaign.	49

Name and Position	Principal Occupation of the Executive Officers During the Past Five Years	Age
Brian M. Martin Senior Vice President & General Counsel	Brian M. Martin joined KLA-Tencor in April 2007 as the Company’s Senior Vice President and General Counsel. Prior to joining KLA-Tencor, Mr. Martin served in senior legal positions at Sun Microsystems, Inc. for the past 10 years, most recently as Vice President, Corporate Law Group, responsible for legal requirements associated with Sun’s corporate securities, mergers, acquisitions and alliances, corporate governance and Sarbanes-Oxley compliance, and litigation management. Mr. Martin also supported Sun’s worldwide sales activities and for several years served as its chief antitrust counsel. Prior to his career at Sun, Mr. Martin was in private practice where he had extensive experience in antitrust and intellectual property litigation. Mr. Martin earned his bachelor’s degree in economics from the University of Rochester and his J.D. from the State University of New York at Buffalo Law School.	45

	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

	As of August 31, 2007, based on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of the Company’s Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
Capital Group International, Inc. (2) 11100 Santa Monica Blvd. Los Angeles, CA 90025	28,914,610	15.6%
Capital Guardian Trust Company (2) 11100 Santa Monica Blvd. Los Angeles, CA 90025	12,681,580	6.8%
Capital Research & Management Co. (2) 333 South Hope Street Los Angeles, CA 90071	17,623,820	9.5%
The Growth Fund of America, Inc. (2) 333 South Hope Street Los Angeles, CA 90071	12,940,000	7.0%

(1)    Based on 185,807,376 outstanding shares of Common Stock as of August 31, 2007.

(2)    Based on information provided pursuant to Schedules 13D and 13G filed with the Securities and Exchange Commission.

Management

	The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 31, 2007 by all Directors, each of the named executive officers set forth in the Summary Compensation Table, and all Directors and current executive officers as a group. Except for shares held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that become issuable under outstanding restricted stock units upon satisfaction of the applicable vesting requirements are not included in the table but are indicated in footnotes 16 and 17 to such table:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Class (1)
Richard P. Wallace (2)(16)	282,516	*
Edward W. Barnholt (3)(17)	78,707	*
H. Raymond Bingham (4)(17)	56,250	*
Robert T. Bond (5)(17)	62,000	*
Robert M. Calderoni (6)(17)	2,500	*
John T. Dickson (7)(17)	1,250	*
Stephen P. Kaufman (8)(17)	41,000	*
Kevin J. Kennedy (9)(17)	1,250	*
Lida Urbanek (10)(17)	1,389,581	*
David C. Wang (11)(17)	5,000	*
John H. Kispert (12)(16)	208,538	*
Jeffrey L. Hall (13)(16)	100,912	*
Jorge L. Titinger (14)(16)	37,141	*

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Class (1)
Bin-ming Benjamin Tsai (16)	3,214	*
All Directors and current executive officers as a group (14 persons) (15)	2,232,718	1.2%

   *    Less than 1%.

  (1)    Based on 185,807,376 outstanding shares of the Common Stock of the Company as of August 31, 2007. In addition, shares of our Common Stock subject to options that are presently exercisable or will become exercisable within 60 days after August 31, 2007 are deemed to be outstanding for the purpose of computing the percentage ownership of a person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

  (2)    Includes 277,792 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

  (3)    Includes 77,707 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

  (4)    Includes 56,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

  (5)    Includes 60,000 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

  (6)    Includes 2,500 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

  (7)    Includes 1,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

  (8)    Includes 40,000 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

  (9)    Includes 1,250 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

(10)    Includes 81,666 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007. Of the 1,389,581 shares reflected as beneficially owned by Ms. Urbanek in the table above, 1,271,414 shares are held in trust for the benefit of Ms. Urbanek’s family, and 29,555 shares are held by the Urbanek Family Foundation.

(11)    Includes 5,000 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

(12)    Includes 200,698 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007 and 7,840 shares which are held in trust for the benefit of Mr. Kispert’s family.

(13)    Includes 98,025 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

(14)    Includes 34,207 shares subject to options which are presently exercisable or will become exercisable within 60 days after August 31, 2007.

(15)    Includes options to purchase an aggregate of 902,138 shares of Common Stock of the Company held by the current officers and Directors which are presently exercisable or will become exercisable within 60 days of August 31, 2007.

(16)    As of August 31, 2007, the named executive officers listed below each held unvested restricted stock units (which units are not included in the beneficial ownership table above). Each restricted stock unit will entitle that officer to one share of the Company’s Common Stock upon satisfaction of the applicable service or performance vesting requirement in effect for that unit.

Name	Number of Shares Subject to Restricted Stock Units
Richard P. Wallace	291,111
John H. Kispert	248,333
Jeffrey L. Hall	62,500
Jorge Titinger	56,350
Bin-ming Benjamin Tsai	68,750

(17)    As of August 31, 2007, the non-employee Directors listed below each held restricted stock units that were either unvested or were vested but not deliverable until a future date. These units are not included in the beneficial ownership table above. Each restricted stock unit will entitle that Director to one share of the Company’s Common Stock at a designated time following satisfaction of the applicable service vesting requirement in effect for that unit.

Name	Number of Shares Subject to Unvested Restricted Stock Units	Number of Shares Subject to Vested Restricted Stock Units Not Yet Deliverable
Edward W. Barnholt	1,403	1,000
H. Raymond Bingham	935	1,000
Robert T. Bond	935	1,000
Robert M. Calderoni	935	—
John T. Dickson	439	—
Stephen P. Kaufman	935	1,000
Kevin J. Kennedy	439	—
Lida Urbanek	935	1,000
David C. Wang	1,431	—

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, Board members, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, except as previously disclosed by the Company in its proxy statement filed with the SEC on February 27, 2007, during fiscal 2007 all executive officers, Board members and greater than ten percent stockholders of the Company complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The philosophy of the Compensation Committee on executive compensation is that it should be designed to:

•     Attract, retain, and reward executive officers and other key employees (“Executives”) who contribute to the overall success of the Company;

•     Support accomplishment of the Company’s business strategies, objectives and initiatives;

•     Have a substantial portion of annual compensation be contingent upon the Company’s financial performance and an individual’s contribution to the Company’s success; and

•     Align the interests of Executives with the long-term interests of stockholders.

The Compensation Committee, with ratification and approval by the independent members of the Board of Directors, structures each Executive’s overall compensation package to be consistent with this approach. In doing so, the Compensation Committee takes into account a number of data sources and factors, including the highly cyclical nature of the industries in which the Company operates, and engages in extensive deliberation every year to set target performance levels appropriate for that particular year. The Compensation Committee applies this philosophy in determining appropriate executive compensation levels and other compensation factors, and reaches its decisions with a view towards the Company’s overall financial performance.

Compensation Objectives and Company Performance in Fiscal Year 2007

Within the philosophy described above, the Compensation Committee’s objectives are to provide a comprehensive compensation package that is:

•     Effective at attracting, retaining and rewarding Executives, taking into account numerous factors, including opportunities that may be available to them in the semiconductor capital equipment industry or with other employers with which KLA-Tencor competes for executives of similar education and experience;

•     Driven by financial and strategic performance, through annual incentive programs that make up a substantial component of annual pay opportunity; and

•     Aligned with shareholder interests, through grants of equity-based, long-term incentives.

The Compensation Committee structures each executive officer’s compensation opportunity so that a substantial portion is in the form of variable, performance-based bonus payments and equity awards, where the amounts payable under those awards are determined by achievement of company and individual goals with no minimum guaranteed reward amounts. In addition, the equity awards are subject to significant vesting restrictions designed to encourage and reward long-term employment relationships with the Company. For example, under the vesting schedule in effect for the performance shares awarded to the Executives for fiscal year 2007, 50% of the shares earned under the award will vest two years from the award date, and the remaining 50% will vest four years from the award date, subject in each case to the Executive’s continued employment with the Company on the applicable vesting date.

The Company believes that the objectives of its executive compensation program were clearly achieved during fiscal year 2007. Largely as a result of outstanding contributions from the Executives and its other employees, in fiscal year 2007 the Company attained the highest levels of revenue and net income in the Company’s history, exceeding the previous fiscal year’s revenues by 31.9% and net income by 38.8%. Though the Compensation Committee set performance targets for fiscal year 2007 at levels that required significant growth in the business and were accordingly considered difficult to achieve, the Company’s actual performance for fiscal year 2007 considerably surpassed those targets. As a result, as described in more detail below, the performance-based compensation earned by the Executives for fiscal year 2007 was at or near the top end of the applicable compensation ranges established by the Compensation Committee at the beginning of the fiscal year.

Compensation Committee

The Compensation Committee is responsible for setting and administering the compensation programs applicable to the Executives, based on their performance and the performance of the Company. The executive officers listed in the “Summary Compensation Table” that follows this description of the Company’s compensation programs are (a) Richard P. Wallace, the Company’s principal executive officer; (b) Jeffrey L. Hall, the Company’s principal financial officer; and (c) John H. Kispert, Jorge Luis Titinger and Bin-ming Benjamin Tsai, the Company’s three other most highly compensated executive officers for fiscal year 2007. These individuals listed in the “Summary Compensation Table” are referred to in this section as the “named executive officers.” Please note that, effective prior to the end of the second quarter of fiscal year 2008, Mr. Titinger will no longer be an employee of the Company.

The Compensation Committee is comprised of independent, non-employee members of the Board of Directors, none of whom has interlocking relationships as defined by the Securities and Exchange Commission and all of whom meet current standards of independence requirements of The Nasdaq Stock Market. The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at http://ir.kla-tencor.com.

The Compensation Committee periodically reviews its approach to executive compensation and makes changes as appropriate. The Compensation Committee meets regularly without employees present to discuss executive compensation matters.

Compensation Approval Procedures	In the case of the compensation for the Company’s named executive officers other than the Chief Executive Officer, the Compensation Committee was required to submit the fiscal year 2007 compensation packages (other than the equity award component, which the Compensation Committee had the authority to approve) as recommendations to the Board of Directors, which the independent members of the Board would then review, discuss and approve. In structuring the fiscal year 2007 compensation packages for all named executive officers (other than the Chief Executive Officer), the Compensation Committee received initial recommendations from the Chief Executive Officer. The recommendations from the Chief Executive Officer included his assessment of each executive officer’s performance and contribution to the Company during the prior period, the officer’s target performance criteria for fiscal year 2007 and the officer’s proposed cash and non-cash compensation amounts for that year. The Compensation Committee reviewed those recommendations with the Chief Executive Officer and engaged in detailed discussions with him.

In the case of the Chief Executive Officer’s compensation, the Compensation Committee developed his compensation package for fiscal year 2007 and recommended it to the Board of Directors. The independent members of the Board then discussed and approved the Chief Executive Officer’s compensation, without his presence or participation in the discussion. These same procedures were also utilized in the determination of compensation levels, including base salary, performance targets and target bonus amounts, to be in effect for the named executive officers for fiscal year 2008.

Although the approval procedures in place for fiscal year 2007 compensation gave the Compensation Committee the discretion to modify the compensation elements recommended by the Company’s Chief Executive Officer and gave the Board the discretion to modify the compensation elements recommended by the Compensation Committee, neither the Compensation Committee nor the Board exercised such discretion with respect to the compensation for the named executive officers for the fiscal year ended June 30, 2007.

In September 2007, the Board of Directors amended the charter of the Compensation Committee to grant the Committee the authority to approve the compensation packages for the Company’s named executive officers, other than the Company’s Chief Executive Officer, without submitting them to the Board of Directors. With respect to the Chief Executive Officer’s compensation, the Compensation Committee will continue to make recommendations to the independent members of the Board of Directors, and those independent Board members will retain the authority to approve the Chief Executive Officer’s compensation.

Market Data

The Company’s ability to continue to attract and retain outstanding contributors, including its core executive team, is essential to the Company’s continuing success. In addition to considering the executive officers’ compensation relative to one another as a key factor in determining executive compensation, the Compensation Committee reviews several forms of market data to ensure that the Company is offering compensation packages that are competitive with those offered by other employers seeking to attract the same talented individuals. The Compensation Committee does not target specific percentile guidelines based on such market data or set pre-determined allocations between annual and long-term compensation. Rather, the Compensation Committee’s emphasis is on establishing compensation packages for the Executives in which each element of the compensation package, in the Committee’s judgment, is structured to achieve the goals described under “Compensation Philosophy” above. In making its determinations and recommendations with respect to executive compensation, the Compensation Committee refers to a number of different data sources, as traditional peer analysis yields a small number of companies of similar size and industry and, therefore, a limited number of meaningful data points.

For the fiscal year ended June 30, 2007, the Compensation Committee used, in addition to the data described in the last two paragraphs of this section on Market Data, a two-tiered list of peer group companies to track industry trends and practices related to compensation. The Company’s primary peer group was comprised of three global companies competing in the semiconductor manufacturing industry—Applied Materials, Inc., Lam Research Corporation and Novellus Systems, Inc. The Company’s secondary peer group consisted of Credence Systems Corporation, FEI Company, Teradyne, Inc., Thermo Electron Corporation (which subsequently merged with another entity to form Thermo Fisher Scientific Inc.) and Veeco Instruments Inc. The companies in the primary and secondary peer groups were selected based upon their industry focus, size and the frequency with which they compete with the Company for the same employee candidates. Because the Compensation Committee looks to multiple data sources beyond a traditional peer group analysis or general market surveys, the Company’s actual percentile results, whether as compared to the peer groups or any other survey, do not reflect the Committee’s decision-making process or compensation targets and are therefore not considered meaningful data points.

The Compensation Committee reviewed the compensation programs and practices of the primary and secondary peer group companies to obtain additional information to identify compensation trends and practices. Because the companies in the primary peer group most closely resemble the Company in terms of industry focus and global reach and scale, the Compensation Committee, when referring to these peer companies, placed greater emphasis on the data obtained from companies in the Company’s primary peer group than on the data obtained from those in the secondary peer group.

The Compensation Committee obtains data regarding these peer group companies through searches of publicly available information, such as the proxy filings of the relevant companies. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs of other companies considered by the Compensation Committee to be peers in the Company’s industry. In addition, the Company subscribes to the Radford Executive Survey (with a focus on high technology companies with revenue between $1 billion to $3 billion, as well as certain other selected companies within the Company’s relevant industries) and the Computer and High Performance Systems (CHiPS) Executive Survey to obtain additional data concerning target cash compensation levels.

The Compensation Committee retains an independent compensation consultant to provide the Committee with independent, objective analysis and professional opinions on executive compensation matters. This consultant, Semler Brossy Consulting Group, LLC (the “Consultant”), reports directly to the Chair of the Compensation Committee and performs no other work for the Company.

The Consultant generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. The Consultant’s duties include providing the Compensation Committee with relevant market and industry data and analysis, reviewing all materials and participating in the meetings in which the Compensation Committee made decisions regarding changes to executive compensation for the fiscal year ended June 30, 2007. In fulfilling these duties, the Consultant met, as needed and with the knowledge of the Chairman of the Compensation Committee, with the Chief Executive Officer, the Chief Operating Officer, the Vice President of Human Resources, the General Counsel, the Chief Financial Officer, and various members of the Company’s Human Resources and Legal staff.

Elements of Executive Officer Compensation	The compensation programs that the Compensation Committee uses to meet its objectives are outlined in this report, along with results for fiscal year 2007. The primary elements of the Company’s compensation packages are base salary, cash incentive bonuses (which are included as “Non-Equity Incentive Plan Compensation” for purposes of the Summary Compensation Table) and equity awards. The Compensation Committee reviewed and recommended compensation decisions after considering a number of factors, including the economic and business conditions prevailing in the semiconductor and semiconductor capital equipment industries worldwide over the fiscal year ended June 30, 2007.

Base Salary:

The Compensation Committee engages in annual reviews of the base salaries of the Executives.

The process for establishing the fiscal year 2007 base salaries for the named executive officers (other than the Chief Executive Officer) began in early fiscal year 2007, at which time the Company’s human resources department provided Mr. Wallace with a wide range of relevant market compensation information, which included data from the Radford Executive Survey and the CHiPS Executive Survey, as well as materials provided to the Company by the Consultant. Mr. Wallace and representatives of the Company’s human resources team then took into account a number of other factors, such as each Executive’s past performance and anticipated contribution to the Company. Following an extensive review of the compensation materials and individual Executive performance data and with the assistance of the Company’s human resources department, Mr. Wallace made recommendations to the Compensation Committee regarding the base salaries for each of the named executive officers (other than his own salary) for fiscal year 2007. Following review of Mr. Wallace’s recommendations and its own analysis, the Compensation Committee then made recommendations regarding the fiscal year 2007 base salaries for each of the named executive officers to the independent members of the Board of Directors for approval.

The process for establishing the fiscal year 2007 base salary for the Chief Executive Officer was similar to the process described above, except that it began with the Consultant and the Company’s human resources department directly providing the Compensation Committee with information and materials comparable to those described in the preceding paragraph, including survey data and materials provided by the Consultant. Taking into account the factors described in the preceding paragraph, the Compensation Committee, following an extensive review of the compensation materials and the Chief Executive Officer’s performance data, then made recommendations regarding the fiscal year 2007 base salary for the Chief Executive Officer to the independent members of the Board of Directors for approval.

The information referred to by both Mr. Wallace and the Compensation Committee in developing their recommendations for fiscal year 2007 base salaries included salary information for comparable positions at other companies in the Company’s primary and secondary peer groups (as described above), as those peer group companies typically seek to recruit individuals of similar education and experience to the Executives for those comparable positions. Mr. Wallace and the Compensation Committee aim to structure each Executive’s compensation so that each element of the compensation is designed to achieve the goals described under “Compensation Philosophy” above.

With respect to base salary determinations for fiscal year 2007, in each case, the Compensation Committee and the independent members of the Board of Directors approved the recommendations made to them without modification.

The factors that were considered in making the base salary recommendations for fiscal year 2007 included: the individual’s job responsibilities, level of experience and short-term and long-term performance and contribution to the Company’s business, as well as data from the Company’s Human Resources department and guidance provided by the Compensation Committee’s compensation consultants. The Compensation Committee exercised its discretion and judgment based upon these factors, and no specific formula was applied to determine the weight of each factor.

Base salaries for the Executives for the fiscal year ended June 30, 2007 were determined in August of 2006. For the fiscal year ended June 30, 2007, the base salaries of all the named executive officers (other than Dr. Tsai, who rejoined the Company in October 2006 and had not been employed by the Company during the prior fiscal year) were increased over the applicable salary for the prior fiscal year as follows:

Name and Principal Position	Annual Base Salary Rate as of June 30, 2006 ($)		Annual Base Salary Rate as of June 30, 2007 ($)		Percentage Increase
Richard P. Wallace Chief Executive Officer	650,000	(1)	669,500		3.0%
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	300,000	(1)	309,000		3.0%
John H. Kispert President & Chief Operating Officer	550,000		566,500		3.0%
Jorge Luis Titinger Senior Vice President, Global Operations and Corporate Support Groups	290,250		310,600	(2)	7.0%

(1)    These base salaries reflect the adjustments to the base salaries of Messrs. Wallace and Hall approved in connection with their respective promotions during fiscal year 2006.

(2)    Mr. Titinger’s base salary reflects the adjustments to his base salary in August 2006 in connection with his promotion at that time.

In August 2007, applying the review process and criteria described above, the Compensation Committee recommended, and the Board of Directors approved, an increase to Mr. Wallace’s annual base salary for fiscal year 2008 to $700,000 (an increase of 4.6% over Mr. Wallace’s annual base salary rate as of June 30, 2007) and approved a salary increase for each of the other named executive officers by an average of 3.6%. Factors such as role, scope of responsibilities and complexity of the position, as well as market data for similar positions at comparator companies, were used to determine the percentage increase to each named executive officer’s base salary.

Cash Incentive Bonuses:

Executive Incentive Plan (EIP):

As in past fiscal years, the Company implemented an executive incentive plan (the “EIP”) for fiscal year 2007 under which Executives could earn a cash bonus based on the Company’s achievement of key financial and strategic Company goals. For fiscal year 2007, the Compensation Committee reviewed the EIP as to Executives and then made a recommendation to the Board of Directors and submitted the EIP to the Board for approval. This process was also in place with respect to the approval of the EIP for fiscal year 2008, but, as noted above, in September 2007, the Company’s Board of Directors amended the charter of the Compensation Committee to grant the Committee authority to establish all elements of executive officer compensation (other than Chief Executive Officer compensation), including approval of the annual EIP and target and actual payments thereunder, without requiring Board approval or ratification.

All of the named executive officers participated in the EIP for fiscal year 2007. The initial determination under the EIP is the establishment of a target award for each participating Executive, which the Compensation Committee set as a percentage of the Executive’s base salary. For fiscal year 2007, the target awards under the EIP for the named executive officers were as follows:

Name and Principal Position	Target Bonus Award Under EIP (as a Percentage of Base Salary Paid During FY07)
Richard P. Wallace Chief Executive Officer	100%
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	60%
John H. Kispert President & Chief Operating Officer	90%
Jorge Luis Titinger Senior Vice President, Global Operations and Corporate Support Groups	60%
Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	70%

The actual bonuses paid under the EIP are dependent upon the financial and strategic performance of the Company and the contributions by the participating Executive. Funding of the EIP is contingent upon the Company’s attainment of a pre-determined threshold amount of pre-tax profitability. However, actual payments are based 50% on the financial performance of the Company (or, with respect to certain Executives other than the named executive officers, the relevant business unit), and 50% on the achievement of key strategic business objectives, each of which are described more fully in the following paragraphs. The financial targets and the weighting between components under the EIP for fiscal year 2007 were designed to reflect the Company’s emphasis on achieving a balance between financial and strategic success, and to tie the interests of the executive officers to financial metrics that most accurately reflect the officers’ contributions and closely align their interests with those of our shareholders.

Historically, when establishing the EIP for a particular fiscal year, including the fiscal year 2007 EIP, the Compensation Committee initially determines a range of potential pre-tax profitability results for the upcoming fiscal year and then attaches a strategic component multiplier to each profitability outcome within the range. For the fiscal year 2007 EIP, the potential strategic multiples ranged from 6% (if the Company were to only achieve breakeven pre-tax profitability) up to 100% (if the Company were to meet or exceed its target profitability for the year). After the conclusion of each fiscal year, if the Company has satisfied its threshold pre-tax profitability level, the Compensation Committee determines the extent to which the profitability objectives have been satisfied and calculates the applicable multiplier.

For the financial performance component of the program, the maximum payout is 150% of the target for that component, depending upon the Company’s achievement of the compensation targets established by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee structured the fiscal year 2007 EIP so that the financial performance component of the EIP would:

•     Not pay out at all unless the Company’s operating income for that fiscal year exceeded $520 million;

•     Only pay out at 100% of the target for such component if the Company achieved operating income of $740 million (a level that would have exceeded the next highest year’s total by more than 25%); and

•     Only pay out at the maximum level of 150% of the component’s target if the Company’s operating income for fiscal year 2007 exceeded $850 million.

For fiscal year 2007, the Compensation Committee excluded certain expenses from the applicable calculation of operating income for purposes of the EIP, including expenses related to stock-based compensation, expenses related to mergers and acquisitions activity, and extraordinary expenses related to the Company’s restatement of its historical financials and related litigation and investigations.

For the strategic component of the program, the maximum payout is 100% of the target for that component. For our named executive officers, the strategic component of the EIP for fiscal year 2007 consisted of a revenue-weighted average of the success of the Company’s material divisions in achieving division-specific strategic objectives established by the Company’s executive team (including the Chief Executive Officer and the applicable division managers) at the beginning of the fiscal year. Following the conclusion of fiscal year 2007, the Compensation Committee reviewed and approved the weighted scores, and the resulting compensation amounts, for the named executive officers.

The Compensation Committee and the independent members of the Board of Directors then approved the bonus amount payable under the EIP to the named executive officers for fiscal year 2007 in August 2007, applying the following formula:

[Base Salary x Target Bonus Award Percentage]

x

[(50% x Financial Performance Component % Score)

+

(50% x Strategic Component % Score x Strategic Component Multiplier)]

As a result of the Company’s strong financial performance for fiscal year 2007, which resulted in pre-tax profitability of 35.6% and record operating income of $856 million (as calculated for purposes of the fiscal year 2007 EIP), the payout amounts under the fiscal year 2007 EIP exceeded the target amounts established at the beginning of the fiscal year. Due to the level of the Company’s operating income for fiscal year 2007 (which exceeded the next highest year’s total by more than 35%) and strong performance throughout the Company’s various divisions, the financial performance component of the EIP paid at 150% of target, and the strategic component of the EIP paid at 82.5% of target. As a result, applying the formula above, approximately 116.3% of the eligible EIP amounts for the named executive officers were paid for fiscal year 2007.

Outstanding Corporate Performance Executive Bonus Plan (OCPB):

The Outstanding Corporate Performance Executive Bonus Plan (“OCPB”) program provides a bonus to participants in years when the Company achieves certain levels of profitability and growth above the Company’s budgeted targets. Over 100 of the Company’s key employees, including the named executive officers, participate in the OCPB. For fiscal year 2007, the performance factors for purposes of the OCPB were tied to the Company’s profit from operations (excluding stock-based compensation charges) and incremental operating margin.

In prior years, payouts under the OCPB were made in three annual installments. For payments with respect to fiscal year 2007, however, payouts from the OCPB were paid in a lump sum. This change was put into effect in an effort to simplify the structure of the OCPB, since the deferral feature did not provide any significant retention value, and to more closely align the timing of the payouts under the OCPB with the Company’s cash flow giving rise to such payments.

All of the named executive officers, as well as a number of other Executives, participated in the OCPB for the fiscal year ended June 30, 2007. The OCPB program had the potential each year, including fiscal year 2007, to yield payments anywhere from 0 to 200% of the individual’s total target opportunity under the EIP for the corresponding fiscal year. As in past years, the OCPB was structured for fiscal year 2007 to pay out at amounts greater than the EIP in the event of exceptional financial performance by the Company. The financial metrics and payout percentages for the OCPB for fiscal year 2007 were developed by the Company’s Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer, with the assistance of the Company’s human resources department, and were subsequently submitted as recommendations to the Compensation Committee and then to the independent members of the Board of Directors for approval.

In establishing the relevant thresholds and payout criteria for the fiscal year 2007 OCPB program, the Board of Directors and the Compensation Committee set the relevant thresholds and criteria so that the plan would (a) not pay out at all unless the Company surpassed its profit from operations for fiscal year 2006; (b) pay out at 100% only if the Company considerably exceeded its financial results from fiscal year 2006; and (c) yield the maximum payment of 200% only if the Company’s performance far exceeded the metrics established for 100% payout. Accordingly, the OCPB would have paid out at 100% of target if the Company had achieved operating income of $740 million and an incremental operating margin of 57.5%, but no payout would have been earned, even at an incremental operating margin of 57.5%, if the Company had only achieved operating income of $540 million. Furthermore, a payout of 200% of target would have only been earned in limited outcomes, such as, for example, if the Company had achieved operating income of $940 million with a 58% operating margin, or if it had achieved operating income of $780 million with an operating margin in excess of 60%.

For fiscal year 2007, the Company posted record results, generating profit from operations in the amount of $856 million (as compared to $525 million for the previous fiscal year) and an incremental operating margin of 61.0% for the fiscal year. Therefore, the Company’s strong financial performance for fiscal year 2007 resulted in a payout pursuant to the OCPB equal to 200% of target.

Individual Bonus Payout Amounts for Fiscal Year 2007:

As a result of the Company’s outstanding financial performance during fiscal year 2007, the EIP and OCPB paid out at or near the maximum amounts payable under the respective plans. Please see Note 5 to the Summary Compensation Table for the payout amounts to each named executive officer under the EIP, the OCPB and the total bonus amount paid with respect to their performance during fiscal year 2007.

Changes in the Company’s Bonus Plan Structure for Fiscal Year 2008:

In August 2007, in an effort to simplify the operation of the Company’s annual bonus structure, the Board of Directors eliminated the two separate bonus plan structure and established the Company performance targets in effect for fiscal year 2008 under the Company’s Performance Bonus Plan (the “Bonus Plan”), an incentive bonus plan administered in conformity with Section 162(m) of the Internal Revenue Code. The performance targets for fiscal year 2008 are tied to the Company’s profit from operations and relative revenue growth (relative to an index of the revenue growth of 30 companies in related industries, measured over the same period), with targets set at levels that the independent members of the Board of Directors, the Compensation Committee and the Company believe will be very challenging to achieve. Bonus potentials were established for each of the Company’s executive officers at threshold, target and maximum levels of Company performance for fiscal year 2008. Following the close of fiscal year 2008, the Compensation Committee (or, in the case of the Company’s Chief Executive Officer, the independent members of the Board of Directors) will determine the actual bonus amount for each executive officer participating in the Bonus Plan based on the actual levels at which the performance targets for that year are attained. The Compensation Committee or the independent Board members (as applicable) will have the discretion to adjust the actual bonus amount that would otherwise be due upon the attainment of the performance targets, based on their assessment of the officer’s performance for fiscal year 2008. The actual bonus amounts (if any) will be paid within ninety days after the close of the fiscal year.

The following named executive officers will participate in the Bonus Plan for fiscal year 2008, with bonus potentials at the following minimum, threshold (i.e., the minimum amount payable if the initial performance threshold is satisfied), target and maximum levels:

	Award Level
Name and Principal Position	Minimum ($)	Threshold ($)	Target ($)	Maximum ($)
Richard P. Wallace Chief Executive Officer	0	280,000	700,000	2,275,000
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	0	78,000	195,000	633,750
John H. Kispert President & Chief Operating Officer	0	212,400	531,000	1,725,750
Jorge Luis Titinger (1) Senior Vice President, Global Operations and Corporate Support Groups	0	76,080	190,200	618,150
Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	0	108,080	270,200	878,150
(1) Please note that, effective prior to the end of the second quarter of fiscal year 2008, Mr. Titinger will no longer be an employee of the Company.

The actual bonus award (if any) will depend upon the actual level at which the performance targets for fiscal year 2008 are attained, but no executive officer will receive a bonus award under the Bonus Plan in excess of the maximum dollar award indicated for him above, and no executive officer will receive any bonus award under the Bonus Plan if the Section 162(m) threshold level of Company performance is not attained.

Equity Awards:

The Company’s 2004 Equity Incentive Plan permits various types of equity awards, including grants of stock options, performance shares and restricted stock units. Stock options have historically been the primary form of equity award issued by the Company. However, beginning with the fiscal year 2006 equity awards, the Company began to transition its equity award program away from stock options and more toward grants of restricted stock units and performance shares. In 2006, the Compensation Committee granted a mix of stock options and restricted stock units, and the equity awards to the Company’s executive officers for fiscal year 2007 were comprised entirely of performance shares.

Several factors have contributed to this transition. The adoption by the Company of FAS 123R in 2006 gave rise to a change in the accounting treatment for stock options, which made them less attractive from an accounting point of view. Also, the Compensation Committee believes that restricted stock units and performance shares provide greater retention value than do stock options, due to the more certain value provided by such awards. Furthermore, the Compensation Committee believes that compensation plans tied to Company performance, as opposed to stock price performance, are a more appropriate way to provide incentives to Executives and reward success. Executives and other employees are more able, through their positive contributions to the Company, to directly impact the Company’s performance than the Company’s stock price, and Company success will positively impact the Company’s stock price over time. Therefore, the Compensation Committee believes that equity awards, primarily in the form of performance shares, are highly motivating, provide a major incentive for employees to build stockholder value and serve to align the interests of employees with those of stockholders.

The Compensation Committee used performance share awards as the primary form of equity compensation for the executive officers for fiscal year 2007. Other than new hire or promotion grants, the Compensation Committee grants performance shares to the executive officers one time per year, typically in August. The initial determination under the performance share program is the establishment, at the beginning of each fiscal year, of target award ranges for each participating Executive and target performance metrics (operating income, in the case of fiscal 2007) for the Company. These target award ranges are established with reference to the Executive’s role and responsibilities within the Company, as well as compensation data from the Radford Executive Survey and Semler Brossy Consulting Group LLC for similar positions at peer companies.

The actual payout amount of each named executive officer’s equity award (that is, the actual number of shares to be issued pursuant to the officer’s performance share award based on Company performance) was determined at the conclusion of fiscal year 2007. The Company’s operating income, as compared to the target level of operating income established at the beginning of the fiscal year, determined the percentage of the executive’s target award that would actually be issued. Achieving 50% of target operating income (excluding stock-based compensation charges and other extraordinary charges) would trigger the issuance of 50% of the target number of shares, and achieving 100% or more of target operating income would trigger the issuance of 125% of the target number of shares. Any result in between 50% and 100% of target operating income would be mapped linearly between the 50% and 125% award amounts. If less than 50% of target operating income were achieved, then no shares would be issued under the performance share awards for that fiscal year. The Compensation Committee reviewed the Company’s performance for fiscal year 2007 to determine the appropriate number of shares to be issued to each participant for fiscal year 2007 and made recommendations to the Board of Directors. The independent members of the Board of Directors then reviewed and approved the recommendations made by the Compensation Committee with respect to the number of shares to be issued to each named executive officer.

The target operating income amount for fiscal year 2007 (i.e., the level at which the participants would receive the maximum number of shares under the grant) was set at $740 million—a level that represented a record high for the Company, exceeding the next highest year’s total by more than 25%. However, the Company’s performance in fiscal year 2007 exceeded that level, as the Company achieved operating income of $856 million for the fiscal year. As a result, in August 2007, the maximum number of shares subject to the performance share award made to each named executive officer for fiscal year 2007 was issued, as set forth in the following table:

Name and Principal Position(1)	Minimum Shares	Target Shares	Maximum Shares	Actual Shares (Approved August 2007)
Richard P. Wallace Chief Executive Officer	0	50,000	62,500	62,500
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	0	15,000	18,750	18,750
John H. Kispert President & Chief Operating Officer	0	50,000	62,500	62,500
Jorge Luis Titinger Senior Vice President, Global Operations and Corporate Support Groups	0	20,000	25,000	25,000

(1)    Dr. Tsai was not employed by the Company at the time of the performance share grants in early fiscal year 2007. Dr. Tsai received a new hire grant of restricted stock, with vesting terms tied solely to his continued service with the Company, upon rejoining the Company in October 2006. For further information regarding the terms of this grant, please see Note 6 to the table entitled “Grants of Plan-Based Awards.”

The shares issued in accordance with the foregoing table also have a significant service vesting component. Fifty percent of the issued shares will vest two years from the date of the award, and the remaining fifty percent will vest four years from the date of the award, in each case subject to the executive’s continued employment with the Company on the applicable vesting date.

Establishment of Target Performance Share Grants for Fiscal Year 2008:

In August 2007, the Compensation Committee and Board of Directors approved minimum, target and maximum levels of performance share awards for the named executive officers for target performance for fiscal year 2008. The approved awards included base grants for each officer, as well as what are expected to be one-time additional supplemental grants for Messrs. Wallace and Kispert. As with the grants for fiscal year 2007 performance, the number of shares to be issued pursuant to the base performance share awards for fiscal year 2008 will be determined in relation to the Company’s attainment of a pre-determined level of operating income, with potential upside (in excess of target) for superior Company performance. The supplemental awards, which were not a component of the prior year’s compensation program and are aligned with specific strategic Company targets for fiscal year 2008, emphasize the Company’s focus on strategic objectives and are targeted at the two executive officers whose efforts the Board and Compensation Committee believe will be most instrumental in achieving the specific strategic objectives established for the fiscal year. Accordingly, the number of shares issuable under the supplemental awards will be determined following the conclusion of fiscal year 2008 with reference to Messrs. Wallace and Kispert’s success in achieving certain specific strategic objectives (which differ for the two executives and, in each case, are different from the objectives applicable to the base grants or the Company’s bonus plan for fiscal year 2008), with the number of shares potentially issuable under those supplemental grants capped at the target share number. The minimum, target and maximum numbers of shares potentially issuable to each of the named executive officers under the performance share awards made for fiscal year 2008, as approved by the Compensation Committee and the Board in August 2007, are as follows:

Name and Principal Position	Type of Grant	Minimum Shares	Target Shares	Maximum Shares
Richard P. Wallace Chief Executive Officer	Base Grant Supp. Grant	0 0	50,000 25,000	62,500 25,000
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	Base Grant	0	15,000	18,750
John H. Kispert President & Chief Operating Officer	Base Grant Supp. Grant	0 0	50,000 25,000	62,500 25,000
Jorge Luis Titinger (1) Senior Vice President, Global Operations and Corporate Support Groups	Base Grant	0	15,000	18,750
Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	Base Grant	0	15,000	18,750

(1) Please note that, effective prior to the end of the second quarter of fiscal year 2008, Mr. Titinger will no longer be an employee of the Company.

Any shares that may eventually be issued under the performance share awards for fiscal year 2008 listed above will also have a significant service vesting component. Fifty percent of any issued shares will vest two years from the date of the award, and the remaining fifty percent will vest four years from the date of the award, in each case subject to the executive’s continued employment with the Company on the applicable vesting date.

Severance Benefits and Change of Control Agreements	The Company has adopted an Executive Severance Plan that specifies the compensation and benefits that plan participants will receive in the event their employment with the Company terminates under certain defined circumstances, including a change of control. For further information, please see the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.” The Company believes that the Executive Severance Plan is essential to the long-term retention of the Company’s senior executives and enhances their commitment to the attainment of the Company’s strategic objectives. The benefits provided under the Executive Severance Plan will allow the participating executives to continue to focus their attention on the Company’s business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. The Company believes that the severance benefits provided under the Executive Severance Plan are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to the Company’s growth and financial success and the value the Company expects to receive from retaining their services, including during challenging transition periods following a change of control.

Deferred Compensation	The Company maintains an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” The Company does not provide any defined benefit pension benefits or any other retirement benefits to the executive officers, other than the 401(k) Savings Plan available to all Company employees. Accordingly, it is the objective of the Executive Deferred Savings Plan, in conjunction with gains realized from awards made under the 2004 Equity Incentive Plan and the benefits payable under the Executive Severance Plan, to provide the executive officers with a meaningful opportunity to accumulate substantial resources to fund their retirement income.

Executive Retiree Medical Plan	Certain current and former senior executive officers who meet defined eligibility criteria, and their eligible dependents, are entitled to continued medical benefits following their retirement. To be eligible, an executive must be at least 55 years old with ten years of service with the Company, and must be in good standing with the Company at the time of his or her retirement. Eligible executives are entitled to participate until age 65. Spouses of eligible executives may also participate until age 65, but subject to a maximum participation period of 15 years. Children of eligible executives may also participate until age 19 (or age 24, for full-time students), but their eligibility terminates upon the termination of coverage for an eligible parent. The Company and the participant share the cost of the premiums of such medical coverage, with the Company’s portion of the premium being equal to the amount that it pays to provide such coverage for current employees. No named executive officers are currently eligible to participate in the program.

Perquisites and Other Compensation	The Company’s executive officers are eligible to participate in the Company’s 401(k) plan (including a Company match on employee 401(k) plan contributions) and the other employee benefit plans sponsored by the Company on the same terms and conditions that apply to all other employees, except that, with respect to the 401(k) plan, the executive officers are prohibited from investing funds in their 401(k) accounts in the Company’s Common Stock.

The Company makes only nominal use of perquisites in compensating its executive officers. All executive officers of the Company, including some former executives, are entitled to be reimbursed for the cost of professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum of $20,000 per calendar year. In addition, in fiscal year 2007, the Company’s executive officers were eligible to receive an annual physical examination, at the Company’s expense, subject to maximum cost of $1,700.

Stock Ownership Guidelines	In fiscal year 2004, the Company adopted programs, approved by the Board of Directors, pursuant to which each Company executive at or above a specified salary grade level, is required to own a prescribed number of shares of Common Stock of the Company by June 30, 2009, as outlined in the table below:

Title	Shares
CEO	33,500
COO	15,000
CFO/EVP	7,500
GVP/CTO	4,650
VP/GM	2,650

In fiscal year 2007 each executive covered under this requirement was on target to reach full compliance by 2009 or within 5 years from date of hire. Unvested shares of Common Stock subject to stock awards made to the executives will count toward the ownership requirements set forth above.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly-traded companies such as the Company for compensation paid to the CEO, the CFO and the three other highest paid executive officers, to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The Company’s existing equity compensation plans, including the 2004 Equity Incentive Plan, are structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options granted under those plans should qualify as performance-based compensation not subject to the $1 million limitation. However, the Company has determined that certain of its past stock options were retroactively priced and, therefore, had exercise prices below the fair market values of the underlying shares on the grant dates of the options. Such retroactively priced options may not qualify as performance-based compensation, and the compensation deemed paid when those options are exercised may be subject to the Section 162(m) limitation. In addition, other awards made under those plans may or may not qualify as performance-based compensation. For example, the restricted stock units granted to the executive officers in fiscal years 2005 and 2006 will not qualify as performance-based compensation because the vesting of those awards is tied solely to continued service over a four-to-five year period, whereas the performance shares granted to the executive officers in fiscal year 2007 are expected to qualify as performance-based compensation.

Prior to fiscal year 2006, the Company’s annual cash incentive programs were not designed to provide bonus payments that would qualify as performance-based compensation under Section 162(m). However, at the 2005 annual meeting, the stockholders approved a new Performance Bonus Plan structured in a manner that will allow the Company to qualify all or part of the compensation earned under that plan as performance-based compensation not subject to the $1 million limit on deductibility under Section 162(m). As a result, it is anticipated that a substantial portion of the incentive compensation earned by the executive officers under that plan for fiscal year 2007 should qualify as performance-based compensation not subject to the Section 162(m) limitation.

The Compensation Committee continues to consider steps that might be in the Company’s best interests to comply with Section 162(m). However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Clawback Policy	We will retroactively adjust previously awarded bonuses or vested equity compensation in the event of a restatement of financial or other performance results in accordance with the requirements of the Sarbanes-Oxley Act of 2002.

Compensation Committee Interlocks and Insider Participation	The Compensation Committee currently consists of Mr. Bond (Chair), Mr. Barnholt, Mr. Dickson, Mr. Kennedy and Ms. Urbanek. None of these individuals was an officer or employee of the Company at any time during the fiscal year 2007 or at any other time. During fiscal year 2007, there was no instance where an executive officer of the Company served as a member of the Board of Directors or compensation committee of any entity and an executive officer of that entity served on the Company’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA-Tencor specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert T. Bond, Chairman

Edward W. Barnholt

John T. Dickson1

Kevin J. Kennedy1

Lida Urbanek

[1]

Neither Mr. Dickson nor Mr. Kennedy was a member of the Compensation Committee during fiscal year 2007. Each of Mr. Dickson and Mr. Kennedy was appointed as a member of the Compensation Committee on August 8, 2007.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended June 30, 2007 by the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers whose total compensation for that fiscal year exceeded $100,000 and who were serving as executive officers as of June 30, 2007. No other executive officers who would have otherwise been includable in such table on the basis of their compensation for the fiscal year ended June 30, 2007 have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals will be referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)
Richard P. Wallace Chief Executive Officer	2007	666,500	1,971,091	1,779,650	(4)	2,107,873	144,125	19,977	6,689,216
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	2007	307,615	413,222	403,137		583,719	42,739	20,109	1,770,541
John H. Kispert President & Chief Operating Officer	2007	563,962	1,505,097	1,390,451		1,605,226	308,725	20,396	5,393,857
Jorge Luis Titinger Senior Vice President, Global Operations and Corporate Support Groups	2007	307,442	326,561	426,427		583,389	152,248	11,476	1,807,543
Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	2007	261,058	231,615	—		577,935	257,422	11,746	1,339,776

(1)    Includes amounts deferred under the Company’s 401(k) Plan, a tax-qualified deferred compensation plan under section 401(k) of the Internal Revenue Code, and the Company’s Executive Deferred Savings Plan, a non-qualified deferred compensation program available to the executive officers and certain other employees.

(2)    The amounts shown in column (d) are the FAS 123R compensation costs recognized for financial statement reporting purposes for the 2007 fiscal year with respect to restricted stock units (“RSUs”) awarded to the named executive officers, whether in the 2007 or other prior fiscal year. The compensation costs are based on the FAS 123R grant date fair value of each RSU award, and the dollar amounts reported in column (d) do not take into account any estimated forfeitures related to service-based vesting conditions. Such grant date fair value has been calculated on the basis of the fair market value of the Company’s Common Stock on the respective grant date of each RSU award.

(3)    The amounts shown in column (e) are the FAS 123R compensation costs recognized for financial statement reporting purposes for the 2007 fiscal year with respect to stock options granted to the named executive officers, whether in the 2007 or other prior fiscal year. The compensation costs are based on the FAS 123R grant date fair value of each option grant, and the dollar amounts reported in column (e) do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the FAS 123R grant date fair value of each option grant are set forth in Note 6 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 20, 2007.

(4)    In connection with the recent review of the Company’s past equity award practices, it was determined that the actual measurement dates that should have been used for financial accounting purposes for certain stock options granted to Mr. Wallace differed from the measurement dates previously used by the Company in accounting for those grants. Accordingly, the Company and Mr. Wallace agreed in December 2006 to increase the exercise price for each of those options to the fair market value of the Company’s Common Stock on the correct measurement date. To compensate Mr. Wallace for such increase, the Company will pay him a bonus in the amount of $368,619 (the total increase to the exercise price in effect for his amended options) in January 2008, and this bonus amount is reflected in the incremental fair value of those amended options. The incremental compensation cost recognized for financial statement reporting purposes for the 2007 fiscal year with respect to the amendment of those options was $184,752, which amount is included in the FAS 123R compensation cost of Mr. Wallace’s options for the 2007 fiscal year. Please see footnote (5) to the Grants of Plan-Based Awards table for further information.

(5)    The amounts in column (f) reflect the amounts earned by each named executive officer under the Company’s Executive Incentive Plan (“EIP”) and the Company’s Outstanding Corporate Performance Executive Bonus Plan (“OCPB”) for the 2007 fiscal year. The amount earned by the named executive officer under each such plan is as follows:

Name	Payout Under EIP for Fiscal Year 2007 ($)	Payout Under OCPB for Fiscal Year 2007 ($)	Total ($)
Richard P. Wallace	774,873	1,333,000	2,107,873
Jeffrey L. Hall	214,580	369,139	583,719
John H. Kispert	590,096	1,015,130	1,605,226
Jorge L. Titinger	214,459	368,930	583,389
Bin-ming Benjamin Tsai	212,454	365,481	577,935

(6)    The amounts in column (g) represent investment earnings credited during fiscal year 2007 to each named executive officer’s deferred compensation account under the Company’s Executive Deferred Savings Plan. The credited earnings correspond to the actual market earnings on a select group of investment funds utilized to track the notional investment return on the named executive officer’s account balance for fiscal year 2007. The Company has not made any determination as to which portion of such earnings may be considered above market for purposes of this Summary Compensation Table and has elected to report the entire amount of such earnings.

(7)    Amounts presented in column (h) consist of the following:

Name	Company Matching Contribution to 401(k) Plan ($)	Patent Award ($)	Reimbursement of Financial Planning and Tax Preparation Costs ($)	Cost of Annual Physical Exam ($)	Term Life Insurance Premiums ($)	Total ($)
Richard P. Wallace	3,000	—	16,457	—	520	19,977
Jeffrey L. Hall	3,000	—	16,272	595	242	20,109
John H. Kispert	3,000	—	16,954	—	442	20,396
Jorge L. Titinger	3,000	—	8,187	—	289	11,476
Bin-ming Benjamin Tsai	—	3,577	7,949	—	220	11,746

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer during the fiscal year ended June 30, 2007 under a compensation plan. No stock appreciation rights were granted to any of the named executive officers during the fiscal year ended June 30, 2007.

Name and Principal Position	Grant Date	Potential Payouts Under Non-Equity Incentive Plan Awards					Potential Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Equity Awards ($)(4)
		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)		(j)		(k)		(l)
Richard P. Wallace	—	0	669,500	(1)	836,875	(1)
Chief Executive Officer	—	0	669,500	(2)	1,339,000	(2)
	9/19/06						25,000	50,000	62,500							2,767,500
	12/28/06											3,209	(5)	32.88	(5)	75,155	(5)
	12/28/06											4,667	(5)	50.82	(5)	71,358	(5)
	12/28/06											16,500	(5)	45.25	(5)	287,760	(5)
Jeffrey L. Hall	—	0	185,400	(1)	231,750	(1)
Senior Vice President &	—	0	185,400	(2)	370,800	(2)
Chief Financial Officer	9/19/06						7,500	15,000	18,750							830,250
John H. Kispert	—	0	509,850	(1)	637,313	(1)
President & Chief	—	0	509,850	(2)	1,019,700	(2)
Operating Officer	9/19/06						25,000	50,000	62,500							2,767,500
Jorge Luis Titinger	—	0	186,360	(1)	232,950	(1)
Senior Vice President,	—	0	186,360	(2)	372,720	(2)
Global Operations and	9/19/06						10,000	20,000	25,000							1,107,000
Corporate Support Groups
Bin-ming Benjamin Tsai	—	0	262,500	(1)	328,125	(1)
Executive Vice President &	—	0	262,500	(2)	525,000	(2)
Chief Technology Officer	2/13/07									50,000	(6)					2,470,000

(1)    Reflects the potential payouts under the Company’s Executive Incentive Plan (“EIP”) based on the Company’s performance for the 2007 fiscal year. In August 2007, following the completion of fiscal year 2007, the Company’s actual performance was measured against the pre-established performance targets, and based on that measurement the actual bonus amount under the EIP was calculated for each named executive officer. That bonus amount is included in the amount disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(2)    Reflects the potential payouts under the Company’s Outstanding Corporate Performance Executive Bonus Plan (“OCPB”) based on the Company’s performance for the 2007 fiscal year. In August 2007, following the completion of fiscal year 2007, the Company’s actual performance was measured against the pre-established performance targets, and based on that measurement the actual bonus amount under the OCPB was calculated for each named executive officer. That bonus amount is included in the amount disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(3)    Reflects awards of performance shares that have both a performance-vesting component tied to the Company’s operating income for the 2007 fiscal year and a service-vesting component tied to continued service beyond that fiscal year. The performance vesting component has, on the basis of the Company’s attained level of operating income for the 2007 fiscal year, been earned at the maximum share level, and each of the named executive officers accordingly has the opportunity to earn the maximum number of shares underlying his performance share award, if he satisfies the applicable service-vesting requirements. 50% of the maximum number of shares will vest on September 16, 2008, and the remaining 50% will vest on September 16, 2010, provided the named executive officer continues in the Company’s employ through each applicable vesting date. The underlying shares may also vest on an accelerated basis in the event his employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

(4)    The dollar value reported in column (l) with respect to options represents the grant date fair value of each option determined in accordance with the provisions of FAS 123R. A discussion of valuation assumptions used in the FAS 123R calculation of grant date fair value is set forth in Note 6 to the Company’s audited financial statements for the fiscal year ended June 30, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 20, 2007.

        The dollar value reported in column (l) with respect to RSU and performance share awards represents the grant date fair value of each such award based on the fair market value of the underlying shares of the Company’s Common Stock on the award date.

(5)    Mr. Wallace agreed on December 28, 2006 to an amendment that increased the per share exercise prices previously in effect for certain of his outstanding stock options and became entitled to receive a cash bonus from the Company in January 2008 in an amount equal to the total increase to the exercise prices in effect for the amended options. For financial statement purposes, the transaction is recorded as an exchange of each lower-priced option for the higher-priced amended option (and the amended options are therefore reflected in the table above as new grants during fiscal year 2007), and the Company must recognize additional compensation expense equal to the incremental fair value resulting from the deemed exchange. Both the increase in the exercise price and the offsetting cash bonus are taken into account in the determination of the net incremental fair value. Accordingly, for each option that was vested at the time of the amendment, the grant date fair value is equal to such incremental fair value, as computed as of the amendment date in accordance with FAS 123R, and, for any option not so vested, the grant date fair value at the time of the amendment equals such incremental value plus the remaining unamortized grant date fair value of that option.

(6)    Reflects Dr. Tsai’s new hire RSU award covering 50,000 shares of the Company’s Common Stock. The underlying shares will vest and become immediately issuable as follows: 50% of the shares will vest on February 13, 2009 and the remaining 50% will vest on February 13, 2011, provided that Dr. Tsai continues in the Company’s employ through each applicable vesting date.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of June 30, 2007.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
Richard P. Wallace	41,250	(1)	33,750	41.79	9/21/2014
Chief Executive	8,250	(2)	3,000	40.66	8/2/2014
Officer	13,750	(2)	5,000	45.16	4/26/2014
	11,000	(2)	4,000	58.10	1/27/2014
	22,000	(1)	8,000	53.86	10/27/2013
	11,458	(3)	1,042	51.23	7/30/2013
	13,333	(1)	36,667	52.53	2/17/2013
	17,916	(3)	2,084	34.67	1/28/2013
	43,750	(1)	81,250	47.95	9/26/2012
	8,958	(1)	1,042	37.05	11/8/2012
	1,000	(4)		40.14	5/22/2013
	9,000	(4)		29.31	10/2/2011
	16,500	(4)		45.25	10/2/2011
	3,792	(4)		32.75	4/4/2011
	4,667	(4)		50.82	4/4/2011
	3,791	(4)		26.25	11/10/2010
	3,209	(4)		32.88	11/10/2010
	2,014	(4)		44.69	8/13/2010
	17,155	(4)		44.69	8/13/2010
						62,500	(6)	3,434,375
						75,000	(6)	4,121,250
						12,500	(7)	686,875
						12,500	(8)	686,875
						20,556	(7)	1,129,552
						20,555	(8)	1,129,497

Jeffrey L. Hall	11,000	(1)	9,000	41.79	9/21/2014
Senior Vice	1,430	(2)	520	40.66	8/2/2014
President &	2,383	(2)	867	45.16	4/26/2014
Chief Financial	1,906	(2)	694	58.10	1/27/2014
Officer	3,813	(1)	1,387	53.86	10/27/2013
	2,979	(3)	271	51.23	7/30/2013
	4,000	(1)	11,000	52.53	2/17/2013
	4,958	(3)	542	34.67	1/28/2013
	2,979	(1)	271	37.05	11/8/2012
	10,500	(1)	19,500	47.95	9/26/2012
	8,500	(4)		29.31	10/2/2011
	1,700	(4)		29.31	10/2/2011
	2,703	(4)		46.67	7/10/2011
	10,000	(4)		46.67	7/10/2011
	11,000	(4)		46.67	7/10/2011
	405	(4)		46.67	7/10/2011
	5,703	(4)		46.67	7/10/2011
	6,000	(4)		46.67	7/10/2011
						18,750	(6)	1,030,313
						15,000	(6)	824,250
						5,000	(7)	274,750
						5,000	(8)	274,750

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)

John H. Kispert	41,250	(1)	33,750	41.79	9/21/2014
President &	8,250	(2)	3,000	40.66	8/2/2014
Chief Operating	13,750	(2)	5,000	45.16	4/26/2014
Officer	11,000	(2)	4,000	58.10	1/27/2014
	22,000	(1)	8,000	53.86	10/27/2013
	11,458	(3)	1,042	51.23	7/30/2013
	6,666	(1)	18,334	52.53	2/17/2013
	9,166	(3)	2,084	34.67	1/28/2013
	4,583	(1)	1,042	37.05	11/8/2012
	26,250	(1)	48,750	47.95	9/26/2012
	14,000	(4)		45.25	10/2/2011
	2,667	(4)		50.82	4/4/2011
	1,000	(4)		32.88	11/10/2010
	8,658	(4)		66.81	8/13/2010
						62,500	(6)	3,434,375
						50,000	(6)	2,747,500
						24,167	(7)	1,327,977
						24,166	(8)	1,327,922

Jorge Luis Titinger	7,150	(1)	5,850	39.34	9/16/2014
Senior Vice President, Global	2,275	(5)	4,225	39.34	9/16/2014
Operations and Corporate	880	(2)	320	40.66	8/2/2014
Support Groups	1,466	(2)	534	45.16	4/26/2014
	1,173	(2)	427	58.10	1/27/2014
	2,346	(1)	854	53.86	10/27/2013
	18,000	(1)	7,000	34.67	1/28/2013
	5,950	(1)	11,050	47.95	9/26/2012
						25,000	(6)	1,373,750
						6,300	(7)	346,185
						6,300	(8)	346,185

Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer						50,000	(6)	2,747,500

(1)    These particular options are part of a grant that vests over a five-year period of service with the Company measured from the grant date. Information concerning that grant is set forth below. 20% of the total number of shares subject to that grant vest and become exercisable upon completion of one year of service measured from the grant date, and the remaining 80% vests in equal installments on a monthly basis for the subsequent 48 months of service. For Messrs. Wallace, Hall and Kispert, the option will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercised Before July 1, 2007
Richard P. Wallace	9/21/2004	75,000	—
	10/27/2003	30,000	—
	2/17/2006	50,000	—
	9/26/2005	125,000	—
	11/8/2002	12,500	2,500

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercised Before July 1, 2007

Jeffrey L. Hall	9/21/2004	20,000	—
	10/27/2003	5,200	—
	2/17/2006	15,000	—
	11/8/2002	3,250	—
	9/26/2005	30,000	—

John H. Kispert	9/21/2004	75,000	—
	10/27/2003	30,000	—
	2/17/2006	25,000	—
	11/8/2002	12,500	6,875
	9/26/2005	75,000	—

Jorge L. Titinger	9/16/2004	13,000	—
	10/27/2003	3,200	—
	1/28/2003	60,000	35,000
	9/26/2005	17,000	—

(2)    These particular options are part of a grant that vests over a five-year period of service with the Company measured from the grant date. Information concerning that grant is set forth below. 20% of the total number of shares subject to that grant vested and became exercisable on October 27, 2004, and the remaining 80% vests in equal installments on a monthly basis for the subsequent 48 months of service. For Messrs. Wallace, Hall and Kispert, the option will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercised Before July 1, 2007
Richard P. Wallace	8/2/2004	11,250	—
	4/26/2004	18,750	—
	1/27/2004	15,000	—

Jeffrey L. Hall	8/2/2004	1,950	—
	4/26/2004	3,250	—
	1/27/2004	2,600	—

John H. Kispert	8/2/2004	11,250	—
	4/26/2004	18,750	—
	1/27/2004	15,000	—

Jorge L. Titinger	8/2/2004	1,200	—
	4/26/2004	2,000	—
	1/27/2004	1,600	—

(3)    These particular options are part of a grant that vests over a five-year period of service with the Company measured from the grant date. Information concerning that grant is set forth below. 20% of the total number of shares subject to that grant vested and became exercisable on November 8, 2003, and the remaining 80% vests in equal installments on a monthly basis for the subsequent 48 months of service. For Messrs. Wallace, Hall and Kispert, the option will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	Option Grant Date	Total Number of Shares Granted	Number of Shares Exercised Before July 1, 2007
Richard P. Wallace	7/30/2003	12,500	—
	1/28/2003	25,000	5,000

Jeffrey L. Hall	7/30/2003	3,250	—
	1/28/2003	6,500	1,000

John H. Kispert	7/30/2003	12,500	—
	1/28/2003	25,000	13,750

(4) This option is fully vested and exercisable.

(5)    This particular option is part of a grant on September 16, 2004 to purchase 6,500 shares of the Company’s Common Stock (none of which have had been exercised before July 1, 2007) that vests over a six-year period of service with the Company measured from the grant date. 20% of the total number of shares subject to that grant vest and become exercisable upon completion of two years of service measured from the grant date, and the remaining 80% vests in equal installments on a monthly basis for the subsequent 48 months of service.

(6)    These particular RSUs are part of an award that vests upon a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of the Company’s Common Stock upon the vesting of that unit. Information concerning the RSU award is set forth below. 50% of the total number of shares underlying that award will vest and become issuable upon completion of two years of service measured from the award date, and the remaining 50% will vest and become issuable upon completion of four years of service measured from the award date. For Messrs. Wallace, Hall and Kispert, the RSUs will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2007
Richard P. Wallace	9/19/2006	62,500	—
	2/17/2006	75,000	—

Jeffrey L. Hall	9/19/2006	18,750	—
	2/17/2006	15,000	—

John H. Kispert	9/19/2006	62,500	—
	2/17/2006	50,000	—

Jorge L. Titinger	9/19/2006	25,000	—

Bin-ming Benjamin Tsai	2/13/2007	50,000	—

(7)    These particular RSUs are part of an award that vests upon a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of the Company’s Common Stock upon the vesting of that unit. Information concerning the RSU award is set forth below. 100% of the total number of shares underlying that award will vest and become issuable upon completion of four years of service measured from the award date. For Messrs. Wallace, Hall and Kispert, the RSUs will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2007
Richard P. Wallace	9/26/2005	12,500	—
	10/18/2004	20,556	—

Jeffrey L. Hall	5/16/2005	5,000	—

John H. Kispert	10/18/2004	24,167	—

Jorge L. Titinger	5/4/2005	6,300	—

(8)    These particular RSUs are part of an award that vests upon a five-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of the Company’s Common Stock upon the vesting of that unit. Information concerning the RSU award is set forth below. 100% of the total number of shares underlying that award will vest and become issuable upon completion of five years of service measured from the award date. For Messrs. Wallace, Hall and Kispert, the RSUs will vest on an accelerated basis in the event their employment terminates under certain circumstances, as described in the section “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2007
Richard P. Wallace	9/26/2005	12,500	—
	10/18/2004	20,555	—

Jeffrey L. Hall	5/16/2005	5,000	—

John H. Kispert	10/18/2004	24,166	—

Jorge L. Titinger	5/4/2005	6,300	—

(9) Calculated based on the $54.95 closing price per share of the Company’s Common Stock on June 29, 2007.

Option Exercises

The following table sets forth information with respect to exercise of options during the fiscal year ended June 30, 2007 by the named executive officers. No stock appreciation rights were held or exercised by the named executive officers, and no shares of the Company’s Common Stock subject to restricted stock or RSU or performance share awards held by the named executive officers vested during the fiscal year ended June 30, 2007.
	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jorge Luis Titinger Senior Vice President, Global Operations and Corporate Support Groups	10,000	215,800	(1)
(1) Based on the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

Nonqualified Deferred Compensation

The Company has established the Executive Deferred Savings Plan in order to provide its executive officers and other key employees with the opportunity to defer all or portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on the Company’s books. The portion of the account attributable to the participant’s deferred salary, commissions and bonuses under the Company’s Executive Incentive Plan is fully vested at all times. Bonuses deferred under the Company’s Outstanding Corporate Performance Executive Bonus Plan and other Company contributions credited to the participant’s account may be subject to such vesting and distribution limitations as the Company may impose at the time those amounts are credited. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are a total of 23 investment funds available for selection under the plan, and the participant may change his or her investment elections on a daily basis. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. The Company maintains life insurance policies on the plan participants as a funding vehicle for a portion of its obligations under the plan.

The following table shows the deferred compensation activity for each named executive officer during the fiscal year ended June 30, 2007.

	Executive Contributions in Fiscal Year 2007 ($)	Company Contributions in Fiscal Year 2007 ($)(1)	Aggregate Earnings in Fiscal Year 2007 ($)(2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of June 30, 2007 ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)
Richard P. Wallace Chief Executive Officer	33,325	487,569	144,125	185,252(4)	1,821,014
Jeffrey L. Hall Senior Vice President & Chief Financial Officer	—	139,492	42,739	114,270(4)	263,895
John H. Kispert President & Chief Operating Officer	—	373,549	308,725	226,437(4)	2,052,904
Jorge Luis Titinger Senior Vice President, Global Operations and Corporate Support Groups	15,372	146,374	152,248	96,397(4)	1,032,443
Bin-ming Benjamin Tsai Executive Vice President & Chief Technology Officer	147,688	—	257,422	217,178(5)	3,147,060

(1)    The amounts in this column represent a credit made to the named executive officer’s account during fiscal year 2007 to reflect the deferred portion (66% of the total amount) of the bonus earned by him under the Company’s Outstanding Corporate Performance Executive Bonus Plan (“OCPB”) for fiscal year 2006. The deferred amount will vest in two successive equal installments upon the named executive officer’s continued employment with the Company on the one- and two-year anniversaries of the initial funding date. The amounts which become payable upon completion of each of the two years of service will be paid to the named executive officer following the completion of the applicable year of service, unless he has elected a further deferral of that amount under the Executive Deferred Savings Plan.

(2)    The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on his account balance for fiscal year 2007. The amount reported in this column (d) for each named executive officer is also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)    Although 23 investment funds are available for selection under the Executive Deferred Savings Plan, the investment selections for fiscal year 2007 were concentrated primarily in the 20 investment funds named below. The rate of return for each such fund for fiscal year 2007 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2007
AIM Global Health Care Fund A	13.81%
American Capital World G&I—A	28.03%
Artisan Small Cap Value Fund	22.52%
Fidelity Growth Company Fund	18.62%
Janus Worldwide Fund	31.51%
PIMCO Total Return Fund	4.73%
Royce Low-Priced Stock Inv	19.60%
Royce Micro-Cap Fund	20.41%
Rydex Energy	19.49%
T Rowe Price Blue Chip Growth	20.87%
T Rowe Price Equity Income Fund	22.59%
T Rowe Price International Stock	24.74%
T Rowe Price Mid Cap Growth	21.46%
Vanguard 500 Index Fund	20.41%
Vanguard Balanced Index Fund	14.44%
Vanguard High-Yield Corporate	9.01%
Vanguard International Growth	28.48%
Vanguard REIT Index Fund	11.76%
Vanguard Total Bond Market Index	6.07%
Wells Fargo Cash Investment MM	5.29%

(4)    Bonus amounts earned under the Company’s OCPB for years prior to fiscal year 2007 were made in three equal annual installments, with the second and third installments credited as Company contributions to the executive officer’s account and eligible for distribution on the one-year and two-year anniversaries, respectively, of the date the deferred bonus amount was so credited. The amount disclosed in column (e) represents the amount of bonuses earned by the applicable named executive officer under the OCPB for fiscal years 2005 and 2006 that vested during fiscal year 2007 and that such executive officer elected to have distributed.

(5)    Dr. Tsai left the Company in January 2005 and then rejoined the Company in October 2006. His departure in January 2005 triggered a series of annual distributions of funds held in his account at the time of his departure under the Company’s Executive Deferred Savings Plan. These annual distributions are unaffected by Dr. Tsai’s return to the Company.

(6)    Includes for each named executive officer the amount reported for him in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

On February 17, 2006, the Board of Directors adopted the Executive Severance Plan (“Plan”). The Plan will provide certain compensation and benefits in the event the participant’s employment with the Company terminates under certain defined circumstances. In exchange for receiving severance benefits under the Plan, the participant will be subject to a non-compete covenant and non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the Plan.

The named executive officers participating in the Plan are the Company’s Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and Chief Financial Officer (“CFO”).

If the CEO or COO is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then such officer will receive (i) salary continuation payments for two years, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation, (iii) pro-rated vesting of all of his outstanding equity awards through the end of the month of his termination or resignation, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after February 16, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award.

If the CEO is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, he will receive (i) salary continuation payments for three years, (ii) an amount equal to three times his average annual bonus for the preceding three completed fiscal years, payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation, (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after February 16, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award.

If the COO or the CFO is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then such officer will receive (i) salary continuation payments for two years, (ii) an amount equal to two times his annual target bonus payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation, (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the two-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after February 16, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award.

In addition, the CEO, COO and CFO will each be entitled under certain circumstances to a full tax gross-up payment to cover any excise tax liability they may incur under Internal Revenue Code Section 4999 and the resulting income and employment tax liability attributable to that payment, should the benefits to which they become entitled in connection with a change of control constitute parachute payments that exceed by more than $50,000 the maximum parachute payment otherwise allowable under the federal tax laws without the imposition of Section 4999 excise tax.

The Plan also contains a mitigation provision in which the benefits payable are subject to reduction to the extent the participant earns post-termination compensation from sources other than the Company.

The following table shows the estimated amounts that would have been payable to the CEO, COO and CFO upon the occurrence of the indicated event, had the applicable event occurred on June 30, 2007. The amount attributable to the accelerated vesting of stock options, performance shares and restricted stock units is based upon the fair market value of the Company’s Common Stock on the last trading day of fiscal year 2007. That value was $54.95 per share, as reported on the NASDAQ Global Select Market on June 29, 2007. The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

				Stock Options
Name	Event	Salary/ Bonus Continuation & Additional Monthly Payments ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Options ($)	Extension of Post- Termination Exercise Period ($)	Accelerated Vesting of Stock Awards ($)	Excise Tax Gross-Up ($)	Total ($)
Richard P. Wallace Chief Executive Officer	Termination without Cause or for Good Reason (1)	1,339,000	1,185,830	300,795	71,723	4,098,640	—	6,995,988
	Termination without Cause or for Good Reason following Change of Control (1)(2)	4,501,713	1,185,830	1,266,967	195,611	11,188,424	5,137,987	23,476,532

Jeffrey L. Hall Senior Vice President & Chief Financial Officer	Termination without Cause or for Good Reason following Change of Control (1)(2)	1,255,282	339,262	315,842	58,683	2,404,063	1,239,986	5,613,118

John H. Kispert President & Chief Operating Officer	Termination without Cause or for Good Reason (1)	1,133,000	908,519	259,745	35,859	3,383,711	—	5,720,834
	Termination without Cause or for Good Reason following Change of Control (1)(2)	2,825,980	908,519	995,101	97,806	8,837,773	3,153,911	16,819,090

(1)    For purposes of the Plan, “Cause” means (A) outside of the two-year period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the two-year period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to the Company; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

        For purposes of the Plan, “Good Reason” means (A) outside of the two-year period following a Change of Control, the occurrence of any of the following events: (i) a material reduction of the participant’s duties, title, authority or responsibilities; (ii) a reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iii) a material reduction in the aggregate level of the participant’s employee benefits, or overall compensation, other than a reduction that applies to other executives generally; or (iv) the relocation of the participant’s office more than thirty-five (35) miles from its then present location, unless such relocated office is closer to the participant’s then principal residence, and (B) within the two-year period following a Change of Control, the occurrence of any of the events listed above in this paragraph except that any reduction in the participant’s base salary shall constitute Good Reason even if such reduction applies to other executives generally; provided however, that in no event shall Good Reason exist unless the participant provides the Company with thirty (30) days written notice specifying in detail the grounds for a purported Good Reason resignation and the Company fails to cure the purported grounds for the Good Reason within such thirty (30) day notice period.

(2)    For purposes of the Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of the Company’s Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of February 16, 2006 or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

	EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information	The following table provides information as of June 30, 2007 with respect to shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.
		Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2) A	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (3) B	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A) C
	Equity Compensation Plans Approved by Stockholders (1)	18,766,930	$34.92	4,395,657	(4)(5)(6)
	Equity Compensation Plans Not Approved by Stockholders (7)(8)	4,076,096	$41.20	—
	Total	22,843,026	$36.04	4,395,657

(1)    Consists of the Company’s (a) 2004 Equity Incentive Plan, (b) 1982 Stock Option Plan, (c) 1997 Employee Stock Purchase Plan (the “Purchase Plan”) and (d) 1998 Outside Director Option Plan (the “Outside Director Plan”).

(2)    Includes 3,398,100 shares of Common Stock subject to restricted stock units that will entitle each holder to the issuance of one share of Common Stock for each unit that vests over the holder’s period of continued employment with the Company.

        Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last business day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. The purchase price payable per share will be equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share of Common Stock on the semi-annual purchase date.

(3)    Calculated without taking into account 3,398,100 shares of Common Stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(4)    Includes shares of Common Stock available for future issuance under the 2004 Equity Incentive Plan, the Purchase Plan and the Outside Director Plan. No further shares are available for issuance under the 1982 Stock Option Plan.

(5)    As of June 30, 2007, 1,805,024 shares of Common Stock were available for issuance under the 2004 Equity Incentive Plan. Shares reserved for issuance under this plan may be issued upon the exercise of stock options or stock appreciation rights or pursuant to full value awards such as restricted stock awards or restricted stock units that vest upon the completion of designated service periods or performance units or performance shares that vest upon the attainment of prescribed performance milestones. Shares issued pursuant to full value awards made under the 2004 Equity Incentive Plan will reduce the share reserve available under such plan by 1.8 shares for every one full value share issued.

(6)    As of June 30, 2007, 1,106,459 shares were reserved for issuance under the Purchase Plan. This plan contains an annual automatic share renewal provision pursuant to which the number of shares of Common Stock reserved for issuance under this plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which the Company estimates will be required to issue under the plan during the forthcoming fiscal year.

(7)    Consists solely of the 2000 Non-Statutory Plan pursuant to which options have been granted to employees and consultants of the Company. The 2000 Non-Statutory Plan was terminated during the fiscal year ended June 30, 2005, and no further options may be granted under that plan.

(8)    Excludes information for options assumed by the Company in connection with acquisitions of companies. As of June 30, 2007, a total of 139,933 shares of our Common Stock were issuable upon exercise of outstanding options assumed in those acquisitions and issued under the following plans, which have not been approved by KLA-Tencor stockholders: Therma-Wave, Inc. 2000 Equity Incentive Plan (as amended), ADE Corporation 1995 Stock Option Plan, ADE Corporation 1997 Employee Stock Option Plan (as amended) and ADE Corporation 2000 Employee Stock Option Plan (as amended). The weighted average exercise price of those outstanding options is $34.17 per share. No additional options may be granted under the plans under which these options were assumed.

REPORT OF THE AUDIT COMMITTEE

Audit Committee

The Company’s Audit Committee is comprised of non-employee Directors, each of whom meets current standards of independence and financial experience requirements of The Nasdaq Stock Market. During fiscal year 2007, the Audit Committee consisted of H. Raymond Bingham, Robert T. Bond, Robert M. Calderoni (beginning March 29, 2007) and Stephen P. Kaufman, with David C. Wang having observer status and Mr. Bingham serving as the Chairman of the Committee. On August 8, 2007, following the conclusion of fiscal year 2007, Mr. Wang was appointed as a member of the Audit Committee, replacing Mr. Bond. Effective November 15, 2007, subject to the election of such Directors at the Annual Meeting, Mr. Calderoni will be appointed as the Chairman of the Audit Committee, and the Committee will consist of Messrs. Bingham, Calderoni, Kaufman and Wang. The Board of Directors has determined that both Mr. Bingham and Mr. Calderoni are “audit committee financial experts” within the meaning of the rules and regulations promulgated by the SEC. The Board of Directors has adopted a written charter for the Audit Committee (amended in September 2007) that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on the Company’s website at http://ir.kla-tencor.com, in the Investor Presentations and Corporate Governance section.

KLA-Tencor’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing KLA-Tencor’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2007, the Audit Committee reviewed, discussed and provided input on the Company’s audited consolidated financial statements contained in KLA-Tencor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007. The Audit Committee also met routinely with the independent auditors, with and without members of the KLA-Tencor management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, on a quarterly basis, the members of the Audit Committee discussed with the auditors their independence, and the auditors reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit

Committee determined that the independent auditors are independent from management and KLA-Tencor. The Audit Committee also concluded that the provision of services covered by fees paid to its independent auditors was compatible with maintaining their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the Securities and Exchange Commission on August 20, 2007.

MEMBERS OF THE AUDIT COMMITTEE
H. Raymond Bingham, Chairman Robert T. Bond[1] Robert M. Calderoni Stephen P. Kaufman David C. Wang[2]

[1]	Mr. Bond served as a member of the Audit Committee for all of fiscal year 2007 but is not currently a member of the Audit Committee.
[2]	Mr. Wang was not a member of the Audit Committee during fiscal year 2007. Mr. Wang was appointed as a member of the Audit Committee on August 8, 2007.

APPENDIX A

2004 EQUITY INCENTIVE PLAN

KLA-TENCOR CORPORATION

2004 EQUITY INCENTIVE PLAN

As Amended and Restated

1. Purposes of the Plan. The purposes of this Equity Incentive Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Service Providers, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(c) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Position” means the Company’s level of cash and cash equivalents.

(i) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are subsequently elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the Common Stock of the Company.

(m) “Company” means KLA-Tencor Corporation.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(o) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 14.

(p) “Director” means a member of the Board.

(q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence in excess of three (3) months will result in the loss of Incentive Stock Option status, unless the Participant is provided with the right to reemployment upon expiration of such leave by statute or contract. If such right to reemployment upon expiration of a leave of absence approved by the Company is not so provided to the Participant, then upon the expiration of the six (6) month period measured from the commencement date of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-statutory Stock Option.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, including (without limitation) the Nasdaq Global or Global Selection Market, the Fair Market Value per Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is not listed on any established stock exchange but is quoted on the Nasdaq System or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value per Share shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value per Share shall, for purposes of Incentive Stock Options, be determined in good faith by the Administrator and shall, for purposes of all other Awards, be determined by the Administrator through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the regulations issued under Section 409A of the Code.

(u) “Fiscal Year” means a fiscal year of the Company.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Net Income” means, as to any Fiscal Year, the income after taxes of the Company for that Fiscal Year, as determined in accordance with generally accepted accounting principles.

(x) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(y) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Operating Cash Flow” means the Company’s (or a business unit’s) Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(bb) “Operating Income” means the Company’s (or a business unit’s) income from operations, excluding any unusual items, determined in accordance with generally accepted accounting principles.

(cc) “Option” means a stock option granted pursuant to the Plan.

(dd) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(ee) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff) “Participant” means the holder of an outstanding Award granted under the Plan.

(gg) “Performance Goals” means any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) Total Stockholder Return; (ii) earnings or Net Income per share; (iii) Net Income or Operating Income; (iv) earnings before interest, taxes, depreciation, amortization and/or stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or Annual Revenue targets; (vi) Return on Assets, Return on Equity or Return on Sales; (vii) cash flow or Operating Cash Flow or Cash Position; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) operating margin; (xii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (xiii) measures of customer satisfaction; (xiv) any combination of, or a specified increase in, any of the foregoing; (xv) economic value added; and (xvi) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base. In addition, such Performance Goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax laws, accounting principles or other laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) extraordinary, nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (F) the operations of any business acquired by the Company; (G) divestitures of one or more business operations or the assets thereof and (H) any other adjustment consistent with the operation of the Plan.

(hh) “Performance Share” means a performance share Award granted to a Participant pursuant to Section 12.

(ii) “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 13.

(jj) “Plan” means this 2004 Equity Incentive Plan.

(kk) “Restricted Stock Unit” means an Award made pursuant to Section 11 of the Plan which will entitle the Participant to receive a share of Common Stock upon the vesting of that unit.

(ll) “Return on Assets” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s (or business unit’s) average net assets, determined in accordance with generally accepted accounting principles.

(mm) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(nn) “Return on Sales” means the percentage equal to the Company’s (or a business unit’s) Operating Income before incentive compensation, divided by the Company’s or the business unit’s revenue, determined in accordance with generally accepted accounting principles.

(oo) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(pp) “Section 16(b)” means Section 16(b) of the Exchange Act.

(qq) “Service Provider” means an Employee, Consultant or Director.

(rr) “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(ss) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 10 hereof.

(tt) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(uu) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

3. Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is limited to 21,000,000 Shares. Such share reserve includes: (i) the initial reserve of 11,000,000 Shares plus 1,500,000 Shares subject to outstanding options under the Company’s 1982 Stock Option Plan and the Company’s 2000 Nonstatutory Stock Option Plan that subsequently expired unexercised and (ii) an additional increase of 8,500,000 Shares, approved by the Board subject to stockholder approval at the Company’s Annual Meeting of Stockholders in November 2007.

Any Shares issued upon the exercise of Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share so issued. Any Shares issued pursuant to Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards for cash consideration per Share or unit less than 100% of Fair Market Value on the award date shall be counted against the numerical limits of this Section 3 as 1.8 shares for every one share so issued.

The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units, is forfeited by the Participant or any unvested Shares issued pursuant to that Award are repurchased by the Company at a price per share not greater than the original issue price, then the Shares not issued under such Award or any issued but unvested Shares forfeited or repurchased under such Award shall become available for future issuance under the Plan (unless the Plan has terminated). With respect to SARs, only shares actually issued upon the exercise of the SAR shall cease to be available under the Plan; all remaining shares under SARs shall remain available for future issuance under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future issuance under the Plan; provided, however, that if unvested Shares issued pursuant to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original issue price or are forfeited by the Participants, then such Shares shall become available for future issuance under the Plan. Shares used to pay the exercise or issue price for the Shares subject to an Option or other Award shall become available for future issuance under the Plan. To the extent an Award under the Plan is paid out in cash rather than Common Stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan. Shares withheld by the Company in satisfaction of the applicable withholding taxes upon the issuance, vesting or settlement of Awards shall be available for future issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options or other Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured so as to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted so as to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock in accordance with Section 2(u) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine when and to what extent Awards or any combination thereof are to be granted hereunder;

(iv) to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price,

the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), the issue dates for the Shares underlying such Awards (other than Options or SARs), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine.

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 20(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise, vesting or settlement of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable. The Administrator may also structure one or more such Awards so that a portion of the underlying Shares will automatically be withheld to satisfy the applicable withholding taxes upon the issuance, vesting or settlement of those Awards

(xii) to determine the terms and restrictions applicable to Awards; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Restricted Stock Units, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Code Section 162(m) Provisions.

(a) Option and SAR Annual Share Limit. No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 400,000 Shares in the aggregate; provided, however, that such limit shall be increased to 1,200,000 Shares for the Fiscal Year in which the Participant commences Service Provider status.

(b) Restricted Stock and Performance Share Annual Limit. No Participant shall be granted, in any Fiscal Year, Restricted Stock Units and/or Performance Shares covering more than 200,000 Shares in the aggregate; provided, however, that such limit shall be increased to 600,000 Shares for the Fiscal Year in which the Participant commences Service Provider status.

(c) Performance Units Annual Limit. No Participant shall receive Performance Units, in any Fiscal Year, having an initial value greater than $1,000,000 in the aggregate, provided, however, that such limit shall be increased to $3,000,000 for the Fiscal Year in which the Participant commences Service Provider status.

(d) Section 162(m) Performance Restrictions. For purposes of qualifying Awards of Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. With respect to Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of that Award under Section 162(m) of the Code (e.g., in setting the Performance Goals and in subsequently certifying the attainment of those goals). No performance vesting requirements used to qualify such Awards as performance-based compensation under Section 162(m) of the Code may be waived by the Administrator, except in the event of an involuntary termination of the Participant’s Service Provider status or as otherwise provided in Section 18(c).

(e) Changes in Capitalization. The numerical limitations in Sections 7(a) and (b) shall be adjusted equitably and proportionately in connection with any change in the Company’s capitalization as described in Section 18(a).

8. Term of Plan. The Plan shall continue in effect for a term of ten (10) years following the date upon which the Board approved the Plan in 2004.

9. Stock Options.

(a) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(b) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award under the Plan.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the

Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for the period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial accounting purposes and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) a broker-dealer sale and remittance program pursuant to which the Participant shall provide instructions (either in writing or electronically) to a Company designated brokerage firm (or, with respect to Participants subject to Section 16(b) a broker reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of some or all of the purchased Shares and remit to the Company on the settlement date sufficient funds to cover the aggregate exercise price payable for the purchased Shares and any applicable withholding taxes and (B) shall provide directives (either in writing or electronically) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on the settlement date in order to complete the sale transaction;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised, unless the sale and remittance procedure under Section 9(e)(iv) is utilized. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 18 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship as a Service Provider. If a Participant terminates Service Provider status, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Participant’s termination of Service Provider status. If, on the date of such termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by the vested Option shall revert to the Plan.

(h) Disability. If a Participant terminates Service Provider status as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination of Service Provider status by reason of Disability. If, on the date of such termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by the vested Option shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) Special Extension of Exercise Period. The Administrator may include in the Award Agreement for one or more Option grants made under the Plan an automatic extension provision whereby the specified post-termination exercise period in effect for each such Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-termination exercise period during which the exercise of that Option or the immediate sale of the Shares acquired under such Option could not be effected in compliance with Applicable Laws, but in no event shall such an extension result in the continuation of any such Option beyond the expiration date of the term of that Option,

(k) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(k), Incentive Stock Options shall be taken into account in the order in which they were granted, except to the extent otherwise provided under Applicable Law, and the Fair Market Value of the Shares shall be determined as of the time of grant.

10. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant, subject to the express limitations of the Plan.

(b) Exercise Price and other Terms. Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award under the Plan.

(c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the amount by which the Fair Market Value per Share on the date of exercise exceeds the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

(d) Payment upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement, but in no event shall such term exceed ten (10) years.

(g) Termination of Relationship as a Service Provider. If a Participant terminates Service Provider status, other than upon the Participant’s death or Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that the SAR is vested on the date of such termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for three months following the Participant’s termination of Service Provider status. If, on the date of such termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by the vested SAR shall revert to the Plan.

(h) Disability. If a Participant terminates Service Provider status as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent the SAR is vested on the date of such termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination of Service Provider status by reason of Disability. If, on the date of such termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall immediately revert to the Plan. If, after termination of Service Provider status, the Participant does not exercise the vested portion of his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by the vested SAR shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(j) Special Extension of Exercise Period. The Administrator may include in the Award Agreement for one or more SAR Awards made under the Plan an automatic extension provision whereby the specified post-termination exercise period in effect for each such SAR Award shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-termination exercise period during which the exercise of that SAR Award or the immediate sale of the Shares acquired under such Award could not be effected in compliance with Applicable Laws, but in no event shall such an extension result in the continuation of any such SAR Award beyond the expiration date of the term of that Award.

11. Restricted Stock Units.

(a) Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares underlying each Award of Restricted Stock Units and (ii) the conditions that must be satisfied for those Shares to vest and become issuable, which typically will be based principally or solely on the continued provision of services but may include a performance-based component. Each Restricted Stock Unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to that Award. The Shares underlying each Restricted Stock Unit Award shall not be issued until the applicable vesting conditions are satisfied. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Stock Units.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock Units awarded under the Plan. Restricted Stock Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock Units are awarded. The Administrator may require the recipient to sign a Restricted Stock Unit Award agreement as a condition of the award. Any certificates representing the Shares of Common Stock issued under such Award shall bear such legends as shall be determined by the Administrator.

(c) Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award shall be evidenced by an agreement that shall specify the cash consideration (if any) payable per underlying Share and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if there is a cash issue price payable for the Shares underlying the Restricted Stock Unit Award, such price must be paid no more than ten (10) years following the date of the Award.

12. Performance Shares.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares underlying each Performance Share Award and (ii) the conditions that must be satisfied for those Shares to vest and become issuable, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Shares.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Award is made, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the Award. Any certificates representing the Shares issued under such Award shall bear such legends as shall be determined by the Administrator.

(c) Performance Share Award Agreement. Each Performance Share Award shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

13. Performance Units.

(a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied in order for the awarded Performance Units to vest, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b) Number of Performance Units. Subject to Section 7(c) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Award is made, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d) Performance Unit Award Agreement. Each Performance Unit Award shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

14. Deferred Stock Units.

(a) Description. Deferred Stock Units shall consist of a Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until the underlying Shares (or cash equivalent) are distributed to the Participant.

(b) 162(m) Limits. Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 7 hereof

15. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

16. Part-Time Service. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in the event an Employee on a full-time schedule transitions to a work schedule under which he or she is customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

17. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

18. Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

(a) Changes in Capitalization. The number and/or class of securities covered by each outstanding Award, the number and/or class of securities available for issuance under the Plan (including shares or securities returned to the Plan upon cancellation or expiration of an Award), as well as the exercise or issue price per share in effect under each such outstanding Award (provided the aggregate exercise or issue price shall remain the same) and the 162(m) fiscal-year share issuance limits under Sections 7(a) and (b) hereof shall be equitably and proportionately adjusted to reflect any change to the Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, exchange of shares, spin-off transaction, or any other change to the Common Stock effected without receipt of consideration by the Company, and shall also be equitably and proportionally adjusted should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee in such manner as it deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards, and such adjustments shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Shares subject to such Award, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture provisions applicable to any Award shall lapse 100%, and any other vesting and issuance provisions applicable to any Award and the underlying Shares shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent an Award has not been previously exercised (with respect to Options and SARs) or the Shares underlying any other Award have not vested and issued, the Award and the right to acquire Shares thereunder will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control.

(i) Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an economically equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(ii) Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award shall be assumed or an economically equivalent Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute for the Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Award, the Participant shall fully vest in the Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Award, including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit Award shall be considered assumed if, following the Change of Control, that Award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(iii) Automatic Vesting Acceleration. The Administrator shall have the authority to structure one or more Awards under the Plan so that those Awards shall automatically vest in whole or in part immediately prior the effective date of a Change of Control transaction or upon the subsequent termination of the Participant’s status as a Service Provider within a designated period following the effective date of such Change of Control, whether or not those Awards are assumed or substituted for in that Change of Control.

(iv) Section 162(m) Awards. The Administrator shall also have the authority to structure one or more Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards intended to qualify as performance-based compensation under Code Section 162(m) so that those Awards will automatically vest in whole or in part immediately prior the effective date of a Change of Control transaction or upon an involuntary termination of the Participant’s status as a Service Provider within a designated period following the effective date of such Change of Control, even though the automatic vesting of those Awards may result in their loss of performance-based status under Code Section 162(m).

19. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Plan without obtaining stockholder approval.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply Section 422 of the Code (or any successor rule or statute) or other Applicable Laws, rules or regulations, including the requirements of any exchange n which the Common Stock is listed or quoted). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan, and no Shares subject to any Award shall actually be issued unless and until such stockholder approval is obtained.

23. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

KLA-TENCOR

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR each of the Class III Director Nominees (Proposal 1) and a vote FOR Proposals 2 and 3.

1. Election of Directors:

01—Edward W. Barnholt Class III Director

For Withhold

02—Stephen P. Kaufman Class III Director

For Withhold

03—Richard P. Wallace Class III Director

For Withhold

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2. To approve an amendment to the Company’s 2004 Equity Incentive Plan (the “2004 Equity Plan”) to (a) increase the number of shares reserved for issuance under the 2004 Equity Plan by 8,500,000 shares, (b) expand and reapprove the list of corporate performance goals to which the vesting of certain awards made under the plan may be tied in order to qualify those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, and (c) effect a series of technical revisions to the plan in order to address recent tax and accounting developments affecting the administration of the plan.

For Against Abstain

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending

June 30, 2008.

In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X 0 1 5 1 2 8 2

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<STOCK#> 00S8UC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

KLA-TENCOR

Proxy — KLA-TENCOR CORPORATION

Notice of Annual Meeting of Stockholders

One Technology Drive Milpitas, CA 95035

Proxy Solicited by Board of Directors for Annual Meeting—November 15, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the “Company”), a Delaware corporation, will be held on Thursday, November 15, 2007 at 1:00 p.m., local time, in Multipurpose Rooms East and West in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, CA 95035, for the purposes stated on the reverse side.

The undersigned hereby appoints Richard P. Wallace and Brian M. Martin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of KLA-Tencor Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE